UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Apache Corporation

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APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2012 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 24, 2012, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of four directors named in the attached proxy statement to serve until the Company’s annual meeting in 2015;

2.	Ratification of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2012;

3.	Advisory vote to approve the compensation of the Company’s named executive officers; and

4.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 26, 2012, are entitled to notice of, and to vote at, the annual meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

By order of the Board of Directors

C. L. PEPER

Corporate Secretary

APACHE CORPORATION

Houston, Texas

April 3, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 24, 2012:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with 2011 Summary Annual Report, are available free of charge on the Company’s website at http://www.apachecorp.com

PROXY STATEMENT TABLE OF CONTENTS

Note:	Throughout this proxy statement, references to the “stock split” relate to the two-for-one stock split of Apache common stock distributed in shares of common stock on January 14, 2004, to shareholders of record on December 31, 2003, and references to the “stock dividends” relate to the five-percent stock dividend on Apache common stock distributed in shares of common stock on April 2, 2003, to shareholders of record on March 12, 2003, and to the ten-percent stock dividend on Apache common stock distributed in shares of common stock on January 21, 2002, to shareholders of record on December 31, 2001.

Information on our website is not incorporated by reference into, and does not constitute a part of, this proxy statement.

i

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

April 3, 2012

PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2012 annual meeting of shareholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company’s Board of Directors starting on or about April 9, 2012.

Purpose of the Annual Meeting

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Items 1- 4: election of directors,

•	Item 5: ratification of Ernst & Young LLP as the Company’s independent auditors,

•	Item 6: advisory vote to approve the compensation of the Company’s named executive officers, and

•	On any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

Who Can Vote

Only shareholders of record holding shares of Apache common stock at the close of business on the record date, March 26, 2012, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 29, 2012, there were 384,450,172 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

If your shares of Apache common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters. However, your shares will not be voted on any “non-routine” matters to be acted upon at the annual meeting. In such cases, an absence of voting instructions results in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Item 5 — ratification of Ernst & Young LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters and, as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

•	Items 1-4 — the election of directors; and

•	Item 6 — the advisory vote to approve the compensation of our named executive officers.

If you hold shares of Apache common stock in your own name (as a “shareholder of record”), you may give the Company instructions on how your shares are to be voted by:

(1)	using the internet voting site or the toll-free telephone number listed on the enclosed proxy card (specific directions for using the internet and telephone voting systems are shown on the proxy card); or

(2)	marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Apache and a unique control number for you. If you vote by internet or telephone, please do not also mail the enclosed proxy card.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

•	FOR the election of the nominees for director,

•	FOR the ratification of Ernst & Young LLP as the Company’s independent auditors,

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers, and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any are properly raised at the meeting.

Voting 401(k) Plan Shares

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under “How to Vote” above) or if your proxy card is not received by May 21, 2012, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by internet, telephone or mail), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

Votes Needed

Election of Directors.    In December 2006, the Company’s bylaws were amended to provide for the election of directors by majority vote. Thus, the affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and thus, will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditors.    The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of Ernst & Young LLP as the Company’s independent auditors. You may vote FOR or AGAINST the ratification of Ernst & Young LLP as the Company’s independent auditors or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

Advisory Vote to Approve the Compensation of Named Executive Officers.    You may vote FOR or AGAINST the advisory vote to approve the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Other Business.    The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business which may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST this proposal will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on this proposal.

Who Counts the Votes

Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of the election.

ELECTION OF DIRECTORS

(ITEM NOS. 1-4 ON PROXY CARD)

The Company’s certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of shareholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The current terms of directors Scott D. Josey, George D. Lawrence, Rodman D. Patton, and Charles J. Pitman will expire at the 2012 annual meeting. Each of Messrs. Josey, Lawrence, Patton, and Pitman have been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board of Directors for election by the shareholders to an additional three-year term. If elected, Messrs. Josey, Lawrence, Patton, and Pitman will serve beginning upon election until the annual meeting of shareholders in 2015.

F. H. Merelli, who served as a director since 1997, retired from the Company’s Board of Directors effective November 1, 2011, and Frederick M. Bohen, who served as a director since 1981, retired from the Company’s Board of Directors on February 9, 2012. As a result of these retirements, the size of the Board of Directors was reduced to 12 members.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than four nominees. The Board of Directors knows of no nominee for director who is unwilling or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTORS.

NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes or skills to serve on our Board are discussed under the heading “Qualifications of Directors” below.

SCOTT D. JOSEY, 54, joined the Company’s Board of Directors in February 2011. Mr. Josey is a director of Northern Tier Energy LLC, a private downstream energy company, since May 2011, and is a member of its compensation committee. He served as the chairman of the board of Mariner Energy, Inc. from August 2001 until November 2010, when Mariner merged with Apache. Mr. Josey was appointed chief executive officer of Mariner in August 2002 and was appointed chief executive officer and president in February 2005. From 2000 to 2002, he served as vice president of Enron North America Corp. and co-managed its Energy Capital Resources group. From 1995 to 2000, Mr. Josey provided investment banking services to the oil and gas industry and portfolio management services to institutional investors as a co-founder of Sagestone Capital Partners. From 1993 to 1995, he was a director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, he worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. At Apache Mr. Josey is a member of the Executive Committee.

GEORGE D. LAWRENCE, 61, a private investor, joined the Company’s Board of Directors in May 1996. Mr. Lawrence was president, chief executive officer, and a director of The Phoenix Resource Companies, Inc., a public oil and gas company, from 1990 until May 1996, when Phoenix merged with Apache. At Apache, he is a member of the Executive Committee and chairman of the Management Development and Compensation Committee.

RODMAN D. PATTON, 68, joined the Company’s Board of Directors in December 1999. Mr. Patton has over 30 years of experience in oil and gas investment banking and corporate finance activity, including serving as managing director of the Merrill Lynch Energy Group from 1993 until April 1999. Prior to joining Merrill Lynch, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon). Mr. Patton is a director of NuStar GP, LLC (formerly Valero GP, LLC), San Antonio, Texas, and is chairman of its audit committee and a member of its compensation committee. NuStar GP LLC is the general partner of NuStar Energy L.P. (formerly Valero L.P.), owner and operator of crude oil and refined products pipeline, terminalling, and storage assets. At Apache, Mr. Patton is a member of the Audit Committee.

CHARLES J. PITMAN, 69, joined the Company’s Board of Directors in May 2000. Mr. Pitman served as a non-executive director and chairman of Urals Energy Public Company Limited, an oil exploration and production company operating in Russia, from September 2005 until January 2009, chairman of the board of First Calgary Petroleums Ltd., an oil and gas exploration company engaged in exploration and development activities in Algeria, from June 2007 to March 2008, and was sole member of Shaker Mountain Energy Associates LLC from September 1999 to November 2007. He retired from BP Amoco plc in late 1999, having served as regional president — Middle East/Caspian/Egypt/India. Prior to the merger of British Petroleum and Amoco Corporation in 1998, Mr. Pitman held a variety of executive positions at Amoco. At Apache, Mr. Pitman is chairman of the Corporate Governance and Nominating Committee and a member of the Stock Plan Committee.

CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the Board of Directors whose term is not expiring at the 2012 annual meeting, is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years. In addition, each director’s experience, qualifications, attributes or skills to serve on our Board are discussed under the heading “Qualifications of Directors” below.

Term Expires

G. STEVEN FARRIS, 63, joined the Company’s Board of Directors in 1994, was appointed chairman of the board in January 2009, and has served as chief executive officer since May 2002. Mr. Farris also served the Company as president and chief operating officer from May 1994 to February 2009, as senior vice president from 1991 to 1994, and as vice president - exploration and production from 1988 to 1991. Prior to joining Apache, Mr. Farris was vice president of finance and business development for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988. He is a member of the Board of Visitors of M.D. Anderson Cancer Center, Houston, Texas, and is a founding member and serves on the executive committee of America’s Natural Gas Alliance (“ANGA”). At Apache, Mr. Farris is a member of the Executive Committee.	2014

Term Expires

RANDOLPH M. FERLIC, 75, a private investor, joined the Company’s Board of Directors in 1986. Dr. Ferlic retired in December 1993 from his practice as a thoracic and cardiovascular surgeon. Dr. Ferlic is the founder of Surgical Services of the Great Plains, P.C. and served as its president from 1974 to 1993. He has been a Regent of the University of Nebraska since November 2000, and was chairman of its audit committee until March 2008, at which time he became, and continues to serve as, vice chairman. Dr. Ferlic served as a director of the Nebraska Medical Center and chairman of its audit committee from 2004 until his retirement in 2010. He currently serves as a commissioner and as treasurer for the Midwestern Higher Education Compact, and was elected vice chairman in 2011. At Apache, he is lead director, chairman of the Audit Committee, and a member of the Executive Committee.	2014

EUGENE C. FIEDOREK, 80, a private investor, joined the Company’s Board of Directors in 1988. Formerly, Mr. Fiedorek was co-founder, president and managing director of EnCap Investments L.C., a Dallas, Texas, energy investment banking firm, from 1988 until March 1999, when EnCap was acquired by El Paso Energy. Prior to founding EnCap, Mr. Fiedorek was the managing director of the Energy Banking Group of First RepublicBank Corp. in Dallas, Texas, from 1978 to 1988. At Apache, he is a member of the Audit Committee.	2013

A. D. FRAZIER, JR., 67, joined the Board of Directors of the Company in 1997. He is president of Georgia Oak Partners, a private equity investment firm, and a partner in Affiance, Inc., a Georgia - based bank consulting group. In July 2010, Mr. Frazier was appointed chairman of the Special Council for Tax Reform and Fairness to Georgians, established by the Georgia state legislature to examine the state’s tax code. He served as chairman and chief executive officer of Danka Business Systems PLC, St. Petersburg, Florida, from March 2006 until its sale in July 2008, and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia, from January 2005 to March 2006. From October 2004 until its sale in January 2007, he was a director and chairman of the board of Gold Kist, Inc., Atlanta, Georgia, an integrated chicken production, processing, and marketing company. At Apache, Mr. Frazier is a member of the Management Development and Compensation Committee and chairman of the Stock Plan Committee.	2014

PATRICIA ALBJERG GRAHAM, 76, joined the Company’s Board of Directors in September 2002. Dr. Graham is the Charles Warren Professor of the History of Education, Emerita at Harvard University. She joined the faculty of Harvard Graduate School of Education in 1974 and served as its dean from 1982 to 1991. From 1991 to 2000, she served as president of the Spencer Foundation, the nation’s leading funder of research into educational improvement. Dr. Graham is a director of Central European University and Smolny College of St. Petersburg State University, Russia. Dr. Graham also serves as chair of the board of trustees of The Carnegie Foundation for the Advancement of Teaching and is a member of its compensation committee, having previously served on the Carnegie board from 1984 through 1992. At Apache, she is a member of the Corporate Governance and Nominating Committee.	2013

Term Expires

CHANSOO JOUNG, 51, joined the Company’s Board of Directors in February 2011. Mr. Joung serves as a senior advisor at Warburg Pincus LLC, a firm at which he was a partner from 2005 to 2010. Prior to joining Warburg Pincus, Mr. Joung was co-head, then head, of the Americas Natural Resources Group in the investment banking division of Goldman Sachs from 1999 to 2004, and he served as a corporate finance banker in the Natural Resources Group from 1994 to 1999. While in the Natural Resources Group, he was promoted to managing director in 1996 and partner in 1998. Mr. Joung founded and led Goldman Sachs’ London-based European Energy Group in investment banking from 1992 to 1994. He began his career with Goldman Sachs in 1987 in the corporate finance department and also worked in the mergers and acquisitions department until 1990. Mr. Joung also served as a director of Targa Resources Corp. and Targa Resources Partners, LP from 2007 to February 2011. At Apache, he is a member of the Audit Committee and a member of the Corporate Governance and Nominating Committee.	2013

JOHN A. KOCUR, 84, joined the Company’s Board of Directors in 1977. Mr. Kocur, who is retired from the private practice of law, served as vice chairman of the Company’s Board of Directors from 1988 to 1991. At Apache, he is chairman of the Executive Committee, a member of the Corporate Governance and Nominating Committee, and a member of the Management Development and Compensation Committee.	2014

WILLIAM C. MONTGOMERY, 50, joined Apache’s Board of Directors in September 2011. Since July 2011, Mr. Montgomery has served as a managing director of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries, and is a member of Quantum’s executive and investment committees. Prior to joining Quantum, Mr. Montgomery was a partner in the investment banking division of Goldman, Sachs & Co. from October 2002 to April 2011, where he headed the firm’s Americas Natural Resources Group as well as its Houston office. During his 22 years as an investment banker, Mr. Montgomery focused globally on large cap energy companies primarily in the upstream, integrated, and oil service sectors. At Apache, Mr. Montgomery is a member of the Management Development and Compensation Committee and a member of the Stock Plan Committee.	2013

QUALIFICATIONS OF DIRECTORS

In selecting our directors and director nominees, the CG&N Committee has sought to create a board with a broad and balanced set of skills, complemented by diversity of experience and expertise. As is evidenced by the biographical information set forth above, each director contributes his or her own unique background which has led the CG&N Committee to conclude that the Company and our shareholders will benefit from the director’s service on the Company’s Board. It is equally important that the particular skill sets of each director complement the experience, qualifications, attributes and skills of our Board of Directors as a whole. In addition to the qualifications described in the preceding biographical information, the following is a discussion of the particular experience, qualifications, attributes or skills of each director that led our Board to conclude that he or she will contribute to the diversity of experience and expertise required for the effective functioning of our Board.

G. STEVEN FARRIS Mr. Farris’ 29 years’ experience in the oil and gas industry coupled with his 17 years of direct leadership at Apache provide him with valuable insight not only into the oil and gas industry, but also the unique day-to-day operations of Apache. Throughout his career, Mr. Farris has held positions of increasing responsibility in the oil and gas industry, culminating in his appointment as chief executive officer of Apache in May 2002 and chairman of the board in January 2009. Since being named as chief operating officer in 1994, Mr. Farris has been instrumental in growing the Company’s reserves by eleven times to approximately 3.0 billion barrels of oil equivalent (“boe”) and production to 748,149 boe per day.

RANDOLPH M. FERLIC Dr. Ferlic has been involved in research activities throughout his professional life, including in-depth analysis of data, probabilities, and risks. For his work as a cardiovascular and thoracic surgeon, Dr. Ferlic was awarded “Legend” status by the Nebraska Medical Center and, in February 2011, the “Spirit of the Heart” award by the American Heart Association. In addition to founding Surgical Services of the Great Plains, from 1974 until 1994, Dr. Ferlic served as the corporation’s president, was responsible for and managed its finances, and was trustee and manager of the corporation’s employee benefit plans. Dr. Ferlic has twice been publicly elected to the University of Nebraska Board of Regents and has served on its audit committee since 2000. He served as a director and executive committee member on the Nebraska Medical Center Board, a large hospital system, and was chair of the audit committee from January 2004 until retirement in December 2010. Dr. Ferlic was appointed by both Democrat and Republican governors to serve the past 21 years as a commissioner for the Midwestern Higher Education Compact, a 12-state policy and business compact for all educational activities in those states. He served as treasurer of the Compact from 1997-2000 and again starting in 2010, and was elected vice chairman in 2011. His service to both the Compact and the Nebraska Board of Regents has involved shaping policies that help craft strategic and global views. Over the years, Dr. Ferlic has acquired over 300,000 shares of the Company’s common stock for himself and his family, which further aligns him with shareholder interests.

EUGENE C. FIEDOREK After working as a petroleum reservoir engineer at Shell Oil Company and British American Oil Producing Company for eight years, Mr. Fiedorek spent 37 years in the oil and gas investment banking and commercial banking industries. As co-founder, president, and managing director of EnCap Investments and managing director of the Energy Banking Group of First RepublicBank, he gained extensive experience in advising oil and gas companies on their capital structure and strategic direction. Through these positions, Mr. Fiedorek gained valuable experience in identifying, assessing, and minimizing risk that can affect large oil and gas companies. These positions also provided him with the financial reporting expertise necessary for his role on Apache’s Audit Committee.

A. D. FRAZIER, JR. In addition to the many executive positions noted in his biographical information above, Mr. Frazier spent a large part of his career as an executive in the investment banking industry. He served as the chief executive officer of INVESCO, Inc., an affiliate of an independent global investment management firm, from 1997 to 2000. Mr. Frazier also served as executive vice president, North American Banking Group, of First Chicago Corporation and First National Bank of Chicago from 1982 to 1991, where, among other numerous industry specialties, he oversaw the Bank’s oil and gas specialty, which provided him with an intimate knowledge of the oil and gas industry. He also served as the chief operating officer of the Atlanta Olympic Games Committee from 1991 to October 1996, and senior advisor to The Dilenschneider Group, Inc., a New York-based public relations consulting company, during 2011. During his career, Mr. Frazier has been responsible for the development, management, and operation of a diverse group of businesses and organizations. Through these executive and director positions, Mr. Frazier gathered extensive experience in identifying, analyzing, and managing risk across a wide range of industries.

PATRICIA ALBJERG GRAHAM Prior to her appointment as dean of Harvard University’s Graduate School of Education in 1982, Dr. Graham served as dean of the Radcliffe Institute, vice president for Institutional Planning for Radcliffe College, and vice president of Radcliffe College. In 1977, Dr. Graham, a leading historian of American education, left her positions at Radcliffe College upon her appointment by then-President Jimmy Carter to serve as the director of the National Institute of Education, then the federal government’s education research agency, a position in which she served until 1979. Throughout her career, Dr. Graham has held a variety of leadership and policy-making roles in the area of education. In her service as dean of Harvard Graduate School of Education and vice president of Radcliffe College, Dr. Graham was responsible for, among other things, the management, structure, and day-to-day operations of these premiere educational institutions. Dr. Graham also served on the board of Northwestern Mutual Life Insurance Company from 1980 — 2005 and, for most of that period, served on the management compensation and public policy committee of its board. She was a member of the board of Science Research Associates from 1984 — 1989.

SCOTT D. JOSEY Mr. Josey has spent his entire career, spanning over 30 years, in the oil and gas industry. As the former chief executive officer, president, and chairman of the board of Mariner Energy, he gained extensive management, financial, and technical expertise in the oil and gas field. Through his service in the operations of an oil and gas company, as an investment banker advising the oil and gas industry, and as the chief executive officer of an exploration and production company, Mr. Josey gained extensive knowledge of an oil and gas company’s prospects and operations and their impact on its financial condition. As an active participant in various energy-related professional organizations, he has an excellent understanding of the various issues that impact exploration and production companies. Mr. Josey has invaluable experience in identifying, assessing, and managing risks faced by exploration and production companies like Apache.

CHANSOO JOUNG Mr. Joung has spent almost his entire career working in the finance industry with energy companies. He currently serves as a senior advisor at Warburg Pincus LLC where he provides advice on new and existing investments in the energy sector. Previously, as a partner at Warburg Pincus, his duties included sourcing, executing and monitoring energy investments. Prior to joining Warburg Pincus, Mr. Joung spent almost 18 years at Goldman Sachs where he worked in the Natural Resources Group and also founded and led the London-based European Energy Group in investment banking. While at Warburg Pincus, Mr. Joung served on the boards of a number of private companies in a variety of sectors in the energy industry. He also served on the boards of Targa Resources Corp. and Targa Resources Partners, LP. Through his experiences as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry, and energy-related capital markets activity, which enhance his contributions to the Board. Those experiences have also given Mr. Joung the ability to identify, assess, and manage risk that can affect a large energy company like Apache.

JOHN A. KOCUR Mr. Kocur was employed by Apache in various roles from the time that the Company’s stock was first listed on the New York Stock Exchange in 1969 until his retirement in 1991. During his tenure, Mr. Kocur served Apache in various roles of increasing responsibility, including serving as its general counsel and culminating in his appointment as the Company’s president in 1979. Mr. Kocur, as president and later as vice chairman, was instrumental in overseeing Apache’s growth from a small drilling program company into a leading independent, international oil and gas company. Mr. Kocur’s unparalleled experience with and understanding of the Company’s history and objectives provide invaluable insight into the Company’s past, current, and future operations and management.

GEORGE D. LAWRENCE Mr. Lawrence began his oil and gas career with the predecessor to The Phoenix Resource Companies, Inc. in 1985, holding management positions with increasing responsibility, culminating in his serving as president, chief executive officer, and a director of Phoenix from 1990 until 1996, when the company merged with Apache. During his tenure as chief executive officer of Phoenix, Mr. Lawrence gained valuable corporate leadership experience in all aspects of business including finance, securities, operations, strategy, and risk. At Phoenix and its predecessor, Mr. Lawrence was extensively involved in international operations that were spread over several continents and he was especially instrumental in leading Phoenix’s operations in Egypt, an area that remains at the core of Apache’s operations. Prior to entering the oil and gas business, Mr. Lawrence engaged in a diversified private practice of law and also served five years at the United States Department of Justice, his last position there being the assistant chief of the environmental enforcement section.

WILLIAM C. MONTGOMERY Mr. Montgomery has spent almost his entire career working in the finance industry focusing on large cap energy companies. He currently serves as a managing director at Quantum Energy Partners where he provides advice on new and existing investments in the energy and power industries. At Quantum, his duties include membership on the executive and investment committees, which set the firm’s strategy and originate and oversee investments in the upstream, midstream, and oilfield service sectors of the oil and gas industry. Previously, as a partner at Goldman, Sachs & Co. for over eight years, he headed the Americas Natural Resources Group and was a member of the Investment Banking Services Leadership Group. Mr. Montgomery’s contributions to the Board will be enhanced by his background as an investment banker, where he gained significant experience with the energy industry and energy-related capital markets. This experience will also assist him in identifying, assessing, and managing risks faced by large oil and gas companies.

RODMAN D. PATTON Prior to joining Apache’s Board of Directors, for over 25 years, Mr. Patton held various executive positions in the oil and gas investment banking industry. As a managing director at Merrill Lynch, First Boston (later Credit Suisse) and other investment banks, Mr. Patton gained extensive experience advising oil and gas companies on capital structure, strategy, and direction. He also gained valuable experience in the assessment and management of risk faced by oil and gas companies. As a former investment banker and as chairman of NuStar GP’s audit committee, Mr. Patton has extensive financial reporting expertise, which serves him well in his role as a member of Apache’s Audit Committee.

CHARLES J. PITMAN Having served in executive and director capacities at numerous oil and gas companies, Mr. Pitman has gained invaluable experience in and knowledge of the oil and gas industry. During his 24-year career at Amoco Corporation and BP Amoco plc, Mr. Pitman served in a variety of leadership positions in the United States and multiple international locations, principally in the Middle East. Notably, Mr. Pitman served as president of Amoco Egypt Oil Company from 1992 to 1996, president of Amoco Eurasia Petroleum Company from 1997 to 1998, regional president BP Amoco plc — Middle East/Caspian/Egypt/India from December 1998 until his retirement in 1999. Most recently, Mr. Pitman has utilized his considerable experience in international oil and gas by participating in oil, gas, and pipeline ventures in Russia, Algeria, and Eastern Europe. Prior to joining Amoco, Mr. Pitman served in the United States Department of State as a foreign service officer and attorney-adviser.

DIRECTOR INDEPENDENCE

During 2011 and the first two months of 2012, the Board of Directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Farris) and all other relevant facts and circumstances. As a result of the evaluation, the Board of Directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”).

Subject to some exceptions, these standards generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from the Company other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is employed as a partner of Ernst & Young LLP, the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Apache executive officer serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, Apache in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.

Lead Director

The Company’s Governance Principles require that the independent (non-employee) directors meet in executive session at least twice each year and, in 2011, they met five times in executive session. These executive sessions are chaired by a lead director. Pursuant to the Company’s Governance Principles, the lead director is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the non-management directors. In addition to chairing the executive sessions, the lead director discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our chairman and chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the Board’s individual group, and committee self-assessments are done annually, leads periodic discussions with other Board members and management concerning the Board’s information needs, and is available for discussions with major shareholders. Randolph M. Ferlic served as lead director in 2011 and was re-elected to that position in February 2012. The role and responsibilities of the lead director and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles, which are available on the Company’s website (www.apachecorp.com).

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, who will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Throughout much of Apache’s history, the Company has ascribed to the traditional U.S. board leadership structure, under which our chief executive officer has also served as the chairman of our Board of Directors. From 1969 until 2002, both of these positions were held by our founder, Mr. Raymond Plank. However, upon Mr. Raymond Plank’s retirement as chief executive officer of the Company in 2002, Mr. Farris was appointed as the Company’s chief executive officer and Mr. Raymond Plank remained as the Company’s chairman of the board. Upon Mr. Plank’s retirement as chairman of the board in January 2009, Mr. Farris was appointed the Company’s chairman of the board, once again unifying the roles of chairman and chief executive officer. As Apache’s history demonstrates, we believe it is important to maintain the flexibility to have either a combined or a separated chair and CEO structure as circumstances dictate. Each structure has served us well in the past. Currently, we believe that the efficiencies created by a combined position work best, especially when viewed in conjunction with our lead director, elected annually by our independent directors, assuring strong board leadership. In particular, this structure helps to ensure clarity regarding leadership of the Company, allows the Company to speak with one voice and provides for efficient coordination of board action, particularly in the event of crisis. The combination of the chairman’s ability to call board meetings with the CEO’s intimate knowledge of our business, including our risk management framework, provides a strong structure for the efficient operation of our board process and effective leadership of our Board overall. This structure avoids potential confusion as to leadership roles and duplication of efforts that can result from the roles being separated. It also assists our CEO in managing the Company and dealing with third parties more effectively on a day-to-day basis. Our Board regularly reviews all the aspects of our governance profile, including this one, and will make changes as circumstances warrant. This is the model that the Company has utilized for much of its history, and we believe that it is the most effective way to lead the Company going forward.

Risk Oversight

The goal of the Company’s risk management process is to understand and manage risk; management is responsible for identifying and managing the risks, while directors provide oversight to management in this process. Management identifies the significant risks facing the Company and the approaches to mitigate such risk. The Company’s Governance Principles state that in addition to its general oversight of management, the Board of Directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation.

Our Board of Directors has five standing independent committees: Audit, Corporate Governance and Nominating, Management Development and Compensation, Executive, and Stock Plan. Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board. The Audit Committee charter provides that the Audit Committee should discuss and consider the process by which senior management of the Company and the relevant departments assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the

Audit Committee reports to the Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the Board of Directors obtain input from management regarding the most significant risks facing the Company and the Company’s risk management strategy. The Audit Committee and the Board ensure that the risks undertaken are consistent with the Board’s tolerance for risk. While the Board is responsible for setting, monitoring and maintaining the Company’s risk management policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. Additionally, the Board has created a Risk Committee composed of members of our management team. The Risk Committee monitors and manages risks related to, among other things, our commodity hedging activities and foreign currency exchange exposure. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

In addition to the oversight provided by our full Board of Directors, Audit Committee, executive officers and the members of our management team, including our Risk Committee, our independent (non-employee) directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions are chaired by our lead director, and provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

Risk Considerations in Our Compensation Programs

Our Management Discussion and Compensation (“MD&C”) Committee has discussed the concept of risk as it relates to our compensation programs, and the MD&C Committee does not believe our compensation programs encourage excessive or inappropriate risk taking. The MD&C Committee, with assistance of its independent compensation consultant (as discussed in the “Compensation Discussion and Analysis” below), arrived at this conclusion for the following reasons:

•

Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

•	The goals for the annual cash incentive bonus are set to avoid overweighting any single goal that, if not achieved, would result in the loss of a large percentage of compensation.

•	Our stock options and restricted stock units generally vest over four years, which discourages short-term risk taking.

•	Our equity ownership requirements encourage a long-term perspective by our executives.

•	A substantial portion of our executives’ long-term equity compensation is forfeited upon voluntary termination, which encourages our executives to stay with the Company and maintain a long-term focus.

•	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

•	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit which encourages consistent behavior across the Company.

STANDING COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, an MD&C Committee, a Stock Plan Committee, and an Executive Committee. Actions taken by these committees are reported to the Board of Directors at the next board meeting. During 2011, each of the Company’s current directors attended at least 75 percent of all meetings of the Board of Directors and committees of which he or she was a member. During 2011, now-retired directors Bohen and Merelli attended 60 percent and 67 percent, respectively, of all such meetings. Twelve of the thirteen then-serving directors attended the Company’s 2011 annual meeting of shareholders held on May 5, 2011.

2011 MEMBERSHIP ROSTER
Name	Board			Audit			CG&N			MD&C			Stock Option(1)			Stock Plan(1)			Executive
Frederick M. Bohen (2)	✓									✓	*	*	✓	*	*	✓	*	*
G. Steven Farris	✓		*																✓
Randolph M. Ferlic	✓		†	✓	*	*													✓
Eugene C. Fiedorek	✓			✓
A. D. Frazier, Jr. (3)	✓									✓			✓			✓
Patricia Albjerg Graham	✓						✓
Scott D. Josey (4)	✓																		✓
Chansoo Joung (5)	✓						✓
John A. Kocur	✓						✓			✓									✓	*	*
George D. Lawrence (6)	✓									✓									✓
Francis H. Merelli (7)	✓			✓
William C. Montgomery (8)	✓									✓
Rodman D. Patton	✓			✓
Charles J. Pitman	✓						✓	*	*							✓
No. of Meetings in 2011		7			8			5			7			3			3			1
*	Chairman of the Board

**	Committee Chairman

†	Lead Director

(1)	In July 2011, the Board of Directors formed the Stock Plan Committee to replace the Stock Option Plan Committee, which was a subcommittee of the MD&C Committee.

(2)	Mr. Bohen retired from the Board of Directors on February 9, 2012.

(3)	Mr. Frazier was appointed chairman of the Stock Plan Committee on February 9, 2012.

(4)	Mr. Josey was appointed to the Board of Directors on February 9, 2011, and to the Executive Committee on May 5, 2011.

(5)	Mr. Joung was appointed to the Board of Directors on February 9, 2011, to the CG&N Committee on May 5, 2011, and to the Audit Committee on February 9, 2012.

(6)	Mr. Lawrence was appointed chairman of the MD&C Committee on February 9, 2012.

(7)	Mr. Merelli retired from the Board of Directors on November 1, 2011.

(8)	Mr. Montgomery was appointed to the Board of Directors on September 20, 2011, to the MD&C Committee on November 15, 2011, and to the Stock Plan Committee on February 9, 2012.

Audit Committee

The Audit Committee reviews, with the independent public accountants and internal auditors of the Company, their respective audit and review programs and procedures and the scope and results of their audits. It also examines professional services provided by the Company’s independent public accountants and evaluates their costs and related fees. Additionally, the Audit Committee reviews the Company’s financial statements and the adequacy of the Company’s system of internal controls over financial reporting. As described more fully above in “Board Leadership Structure and Risk Oversight,” the Audit Committee is also tasked with overseeing the guidelines, policies, and controls governing the process by which management of the Company assesses and manages the Company’s exposure to risk. The Audit Committee has the sole authority to appoint, compensate, retain, oversee, and terminate our independent auditors. It also has the sole authority to pre-approve all terms of and set fees for audit services, audit related services, tax services, and other services to be performed for the Company by the Company’s independent registered public accountants.

During 2011 and the first two months of 2012, the Board of Directors reviewed the composition of the Audit Committee pursuant to the rules of the NYSE and NASDAQ governing audit committees. Based on this review, the Board of Directors confirmed that all members of the Audit Committee are “independent” under the NYSE and NASDAQ rules. In February 2004, the Audit Committee adopted, and the Board of Directors approved, an amended and restated charter, which reflects the NYSE’s rules and the regulations of the SEC. The Audit Committee charter is available on the Company’s website (www.apachecorp.com). The Board of Directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase and similar plans. Under the provisions of its charter, the MD&C Committee may, at its discretion and if allowed by applicable laws or regulations, delegate all or a portion of its duties and responsibilities to a subcommittee of the MD&C Committee composed of at least two members. During 2011 and the first two months of 2012, the Board of Directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the Board of Directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. The MD&C Committee charter is available on the Company’s website (www.apachecorp.com).

CG&N Committee

The duties of the CG&N Committee include recommending to the Board of Directors the slate of director nominees submitted to the shareholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board of Directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the Board of Directors. During 2011 and the first two months of 2012, the Board of Directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing nominating and governance committees. Based on this review, the Board of Directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board and shareholders of the Company, as well as recommendations from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading “Future Shareholder Proposals and Director Nominations” below) are forwarded to the CG&N Committee for consideration.

Stock Plan Committee

In July 2011, the Board of Directors formed a fifth standing independent committee, the Stock Plan Committee, to replace the Stock Option Plan Committee, which was a subcommittee of the MD&C Committee. The Stock Plan Committee charter is available on the Company’s website (www.apachecorp.com). The principal purpose of the stock plan committee is to assist the Board of Directors in the discharge of its responsibilities related to equity-based compensation for the Company’s employees, including the named executive officers.

The three members of the Stock Plan Committee are “outside directors” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The duties of the Stock Plan Committee include (i) administration of the Company’s equity-based compensation plans and programs and approval, award, and administration of grants made thereunder, (ii) certification of performance goals and their achievement, (iii) making recommendations to the Board of Directors with respect to the Company’s equity-based compensation plans and programs, and (iv) any other duties and responsibilities expressly delegated to the Stock Plan Committee by the Board of Directors relating to equity-based compensation plans and programs.

Executive Committee

The Executive Committee is vested with the authority to exercise the full power of the Board of Directors, within established policies, in the intervals between meetings of the Board of Directors. In addition to the general authority vested in it, the Executive Committee may be vested with specific powers and authority by resolution of the Board of Directors.

Committee Charters

As noted above, you can access electronic copies of the charters of the Audit Committee, CG&N Committee, MD&C Committee, and Stock Plan Committee of the Board of Directors on the Company’s website (www.apachecorp.com). Also available on the Company’s website are our Governance Principles and our Code of Business Conduct, which meets the requirements of a code of ethics under applicable SEC regulations and NYSE and NASDAQ standards. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

CRITERIA FOR NEW BOARD MEMBERS

AND RE-ELECTION OF BOARD MEMBERS

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board of Directors and its committees:

•

Expertise and perspective needed to govern the business and strengthen and support senior management — for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet Board of Directors commitments.

•	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the Board of Directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

All director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors and not with regard to a candidate’s or director’s inclusion in any protected class or group identified in the Company’s anti-discrimination policy.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Diversity

Company policy precludes directors and employees from discriminating against any protected group. Company policy also precludes directors and employees from basing work-related decisions on anything other than work-relevant criteria. The Company’s approach to diversity complements these policies without conflicting with them. Our status as a global company makes the need for board diversity in all its aspects essential to our business. Our criteria for board selection, summarized in this section, operates as our diversity policy.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for preparing the financial statements, maintaining effective internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Covering Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal controls over financial reporting as well as the independent registered public accounting firm’s report on the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. At each of the five Audit Committee meetings held in person during 2011, the Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2011, filed by the Company with the Securities and Exchange Commission.

The Audit Committee is governed by a charter, which is available on the Company’s website (www.apachecorp.com). The Audit Committee held eight meetings during fiscal year 2011, including the five in-person meetings referenced above. The Audit Committee is comprised solely of independent directors as defined by the New York Stock Exchange and the NASDAQ National Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

February 15, 2012	Members of the Audit Committee

Randolph M. Ferlic, Chairman

Eugene C. Fiedorek

Chansoo Joung

Rodman D. Patton

DIRECTOR COMPENSATION

Non-Employee Directors’ Cash Compensation

During 2011, under the terms of the non-employee directors’ compensation plan, each non-employee director received an annual cash retainer of $150,000 (with no separate meeting attendance fees or retainer payable in shares), and the chairman of each committee received an additional annual cash retainer of $15,000 for chairing that committee.

During 2011, under the terms of the Company’s non-employee directors’ compensation plan, non-employee directors could defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. One non-employee director deferred all of his cash retainer fees during 2011.

Non-Employee Directors’ Restricted Stock Units Program

In May 2011, the Company established the Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), pursuant to the Company’s 2011 Omnibus Equity Compensation Plan. Each year, all non-employee directors are eligible to receive grants of restricted stock units the number of which is calculated by dividing $200,000 by the fair market value of a share of Apache common stock on the date of grant.

Each non-employee director was awarded 1,897 restricted stock units on August 15, 2011 under the RSU Program, with a grant date fair value of $199,982. Half of the restricted stock units vest thirty days after the grant and the other half vest on the one-year anniversary date of the grant. Each restricted stock unit is equivalent to one share of common stock. Except as noted below, any unvested restricted stock units are forfeited at the time the non-employee director ceases to be a member of the Board. The unvested portion of any award automatically vests upon death or termination without cause (including retirement). Non-employee directors are required to choose, at the time of each award, whether such award will vest as 100 percent common stock or a combination of 40 percent cash and 60 percent common stock. Additionally, non-employee directors are entitled to receive dividend equivalents, equal to dividends on the Company’s common stock, in cash on the unvested portions of the restricted stock unit awards.

Equity Compensation Plan for Non-Employee Directors

The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the MD&C Committee. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the stock dividends and stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Each non-employee director was awarded 1,000 restricted shares of the Company’s common stock every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter, each non-employee director was awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. On February 5, 2004, the plan was amended to adjust the awards to 2,310 restricted shares of common stock (1,000 shares adjusted for the stock dividends and stock split) for any awards made on July 1, 2004 and thereafter.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the Board.

Share Ownership Requirement

The Company has a minimum share ownership requirement for non-employee directors. Within three years of joining the Board, each non-employee director is required to directly own shares and/or share equivalents totaling at least 7,000 shares of the Company’s common stock. Non-employee directors must continue to meet the minimum share ownership requirement while serving on the Board. As of the date of this proxy statement, each non-employee director directly owned shares and/or share equivalents totaling more than 7,000 shares of the Company’s common stock. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992, and amended most recently in July 2011. The plan is administered by the MD&C Committee and, for directors who retired prior to July 21, 2011, paid retired non-employee directors benefits equal to two-thirds (2/3) of the annual retainer for a period based on length of service. For non-employee directors retiring after July 21, 2011, the plan generally pays an annual benefit equal to 100 percent of the retired director’s annual retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2011, benefits were paid under this plan to one former director who retired from the Company’s Board of directors in November 2011.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2011:

Name (1)(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards (3) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Frederick M. Bohen (2)	171,635	199,982	—	—	762	551	372,930
Randolph M. Ferlic	165,000	199,982	—	—	—	551	365,533
Eugene C. Fiedorek	150,000	199,982	—	—	—	551	350,533
A.D. Frazier	150,000	199,982	—	—	—	551	350,533
Patricia A. Graham	150,000	199,982	—	—	5,050	551	355,583
Scott D. Josey (2)	134,375	199,982	—	—	—	142	334,499
Chansoo Joung (2)	134,375	199,982	—	—	—	142	334,499
John A. Kocur	165,000	199,982	—	—	—	75,467(4)	440,449
George D. Lawrence	150,000	199,982	—	—	5,541	551	356,074
F. H. Merelli (2)	125,000	199,982	—	—	630	1,345,366(5)	1,670,978
William C. Montgomery (2)	41,827	—	—	—	—	—	41,827
Rodman D. Patton	150,000	199,982	—	—	5,928	551	356,461
Charles J. Pitman	165,000	199,982	—	—	94	551	365,627

(1)	Employee directors do not receive additional compensation for serving on the Board of Directors or any committee of the Board. G. Steven Farris, the Company’s chairman and chief executive officer, is not included in this table as he was an employee of the Company during 2011. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)	Mr. Josey and Mr. Joung were appointed to the Board of Directors on February 9, 2011, and Mr. Montgomery was appointed to the Board of Directors on September 20, 2011. Mr. Merelli retired from the Board of Directors on November 1, 2011, and Mr. Bohen retired from the Board of Directors on February 9, 2012.

(3)	Grant date fair value, as computed in accordance with FASB ASC Topic 718, of 1,897 restricted stock units granted on August 15, 2011 to each non-employee director based on the per share closing price of the Company’s common stock of $105.42 on August 15, 2011. Mr. Montgomery did not receive a grant of restricted stock units in 2011.

At year-end 2011, the aggregate number of unvested, restricted stock units was 949 units for each director, except Mr. Merelli and Mr. Montgomery. Mr. Merelli’s remaining restricted stock units vested upon retirement.

None of the directors had unvested, restricted Apache common stock at year-end 2011.

(4)	Includes life insurance and medical and dental premiums of $44,463 and $30,453, respectively, reimbursed for the taxes payable on income attributable to this benefit.

(5)	Includes a lump sum payment of $1,344,815 equal to the net present value of the quarterly payments to which Mr. Merelli was entitled under the Outside Directors’ Retirement Plan.

SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of February 29, 2012, the beneficial ownership of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officers, and the three other most highly compensated executive officers who served as officers of the Company during 2011, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company. (All share numbers in the table and footnotes have been adjusted for the stock dividends and stock split.)

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Common Stock, par value $0.625	Frederick M. Bohen (2)	17,684		*
	G. Steven Farris	597,005	(6)(7)(8)(9)	*
	Randolph M. Ferlic	342,366	(3)(8)	*
	Eugene C. Fiedorek	45,802	(3)(8)	*
	A. D. Frazier, Jr.	24,675	(3)(8)	*
	Patricia Albjerg Graham	16,069	(3)(4)(8)	*
	Scott D. Josey	47,147		*
	Chansoo Joung	16,518		*
	John A. Kocur	43,020	(3)(8)	*
	George D. Lawrence	42,662	(3)(4)(8)	*
	F. H. Merelli (2)	25,212		*
	William C. Montgomery	9,000		*
	Rodman D. Patton	37,964	(3)(4)(8)	*
	Charles J. Pitman	35,223	(3)(4)(8)	*
	Roger B. Plank	370,727	(6)(7)(8)	*
	Rodney J. Eichler	167,348	(5)(6)(7)(8)	*
	Jon A. Jeppesen	139,688	(6)(7)(8)	*
	Thomas P. Chambers	52,712	(6)(7)(8)	*
	All directors, nominees, and executive officers as a group (including the above named persons)	2,720,622	(5)(6)(7)(8)	*
*	Represents less than one percent of outstanding shares of common stock.

(1)	All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2)	Mr. Merelli retired from the Board of Directors on November 1, 2011, and Mr. Bohen retired from the Board of Directors on February 9, 2012.

(3)	Includes vested restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(4)	Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan: Dr. Graham — 8,466; Mr. Lawrence — 9,290; Mr. Patton — 11,441; and Mr. Pitman — 157.

(footnotes continued on following page)

(5)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Eichler — 64,336; and all directors and executive officers as a group — 107,759.

(6)	Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris — 122,525; Mr. Plank — 45,940; Mr. Eichler — 35,528; Mr. Jeppesen — 29,853; Mr. Chambers — 4,590; and all directors and executive officers as a group — 432,665.

(7)	Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Farris — 12,229; Mr. Plank — 54,740; Mr. Eichler — 12,953; Mr. Jeppesen — 6,432; Mr. Chambers — 5,152; and all directors and executive officers as a group — 147,190.

(8)	Includes 949 restricted stock units (each equivalent to one share of common stock) for Apache’s non-employee directors, except Messrs. Bohen, Merelli, and Montgomery. Includes the following restricted stock units granted under the Company’s 2007 Omnibus Equity Compensation Plan: Mr. Farris — 80,669; Mr. Plank — 38,693; Mr. Eichler — 38,393; Mr. Jeppesen — 51,135; Mr. Chambers — 26,618; and all directors and executive officers as a group – 404,101.

(9)	Includes 9,800 shares pledged as collateral for a loan.

The following table sets forth the only person known to the Company, as of February 29, 2012, to be the owner of more than five percent of the outstanding shares of the Company’s common stock, according to reports filed with the SEC:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock par value $0.625	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	21,325,466*	5.55*

* Per	Schedule 13G/A, dated January 20, 2012, filed by BlackRock, Inc. on February 13, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2011, the Company’s directors and officers timely filed all reports required by Section 16(a), with the exception of a late report filed by Scott D. Josey.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2011, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)(5)	10,184,818	$92.77	(3)	25,407,944	(4)
Equity compensation plans not approved by security holders(2)(5)	251,987	$32.70	(3)	593,185
Total	10,436,805	$91.96	(3)	26,001,129

(1)	Includes the Company’s 1998 Stock Option Plan, 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program and 2010 and 2011 Total Shareholder Return Programs), and 2011 Omnibus Equity Compensation Plan.

(2)	Includes the Company’s 2000 Stock Option Plan, Non-Employee Directors’ Compensation Plan, and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from restricted stock units granted under the Executive Restricted Stock Plan and the 2007 Omnibus Equity Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.

(4)	Available for grant under the 2011 Omnibus Equity Compensation Plan, as of December 31, 2011.

(5)	See Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2011, for the material features of the 1998 Stock Option Plan, 2000 Stock Option Plan, 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program and 2010 and 2011 Total Shareholder Return Programs), the stock options converted to Apache stock options in connection with the acquisition of Mariner Energy, Inc., and the 2011 Omnibus Equity Compensation Plan.

EXECUTIVE OFFICERS OF THE COMPANY

Biographical information for the executive officers of the Company is set forth below. Biographical information for G. Steven Farris is set forth above under the caption “Continuing Directors.”

MICHAEL S. BAHORICH, 55, was appointed executive vice president and chief technology officer in November 2010, having previously served as the Company’s executive vice president and technology officer since February 2009, executive vice president — exploration and production technology since May 2000, vice president — exploration and production technology since January 1999, vice president — exploration technology since December 1997, and chief geophysicist since 1996. From 1981 until joining the Company in 1996, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is a member of the board of trustees of the Houston Museum of Natural Science and serves on advisory boards at Stanford University and Yale University.

JOHN R. BEDINGFIELD, 56, was appointed vice president — worldwide exploration and new ventures in November 2009. He previously served as the Company’s regional vice president and managing director for the Australia region since May 2009, deputy managing director — exploration for the Australia region since August 2005, region exploration manager for the Egypt region since 2003, geophysical manager for Egypt since 1999, and senior staff geophysicist since 1998. Prior to joining the Company, Mr. Bedingfield was employed by Exxon Corporation from 1982 to 1998 in a variety of U.S. domestic and international assignments.

THOMAS P. CHAMBERS, 56, was appointed executive vice president and chief financial officer in November 2010, having previously served as the Company’s vice president — corporate planning and investor relations since March 2009, vice president — corporate planning since September 2001, and director of corporate planning since March 1995. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of management positions with the BP plc group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers and serves on the advisory board of Houston Foundation for Life.

MATTHEW W. DUNDREA, 58, was appointed senior vice president — treasury and administration in November 2010, having previously served as the Company’s vice president and treasurer since July 1997, treasurer since March 1996, and assistant treasurer since 1994. Prior to joining the Company, Mr. Dundrea held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.

ROBERT J. DYE, 56, was appointed senior vice president — global communications and corporate affairs in November 2010. He previously served as the Company’s vice president — corporate services since March 2009, vice president — investor relations since May 1997, director of investor relations since 1995, and held positions of increasing responsibility in the Company’s corporate planning area since 1992. Prior to joining the Company, Mr. Dye was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to 1992.

RODNEY J. EICHLER, 62, was appointed president and chief operating officer in February 2011. He previously served as the Company’s co-chief operating officer and president — international since February 2009, executive vice president — Egypt since February 2003, regional vice president in Egypt since 1999, and vice president of exploration and production in Egypt since 1997. Mr. Eichler also served as regional vice president for the Western region in Houston since 1996 and regional exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, he was vice president — exploration for Axem Resources, LLC in Denver, Colorado, from 1989 to 1993.

DAVID L. FRENCH, 42, was appointed vice president — business development in January 2010, having previously served as region production manager — west for Apache Canada in Calgary, Alberta, since 2007. Mr. French also held positions of increasing responsibility, including production engineering manager and director of purchasing, EH&S and general services since joining Apache in 2005. Prior to joining the Company, he served as an associate principle for McKinsey & Company, a global management consulting firm, and held engineering and planning management roles in the Permian Basin for Amoco and Altura Energy Ltd.

JON A. GRAHAM, 57, was appointed vice president — environmental, health and safety in May 2011, having served as the Company’s region vice president and country manager in Argentina since June 2009. He joined the company in 1994 as reservoir engineering manager in the Rockies Region. He was also vice president for reservoir engineering in Canada, reservoir engineering manager for the Western and Gulf of Mexico regions, Gulf Coast Onshore Region vice president, and engineering general manager for Apache Egypt Companies. Prior to joining Apache, he was associated with Hunt Oil Co., Pacific Enterprises Oil Co., Santa Fe Minerals, and Amoco.

RODNEY A. GRYDER, 63, was appointed vice president, audit in November 2010. He previously served as the Company’s director, internal audit and business analysis since December 2001 and director, internal audit since 1998. Prior to joining Apache, Mr. Gryder was the director of corporate audit services at Western Atlas, Inc., manager of internal audit at TransTexas Gas Corporation, finance manager at Occidental International Exploration & Production, and held various audit positions at Tenneco Oil Exploration & Production.

MARGERY M. HARRIS, 51, was appointed executive vice president — human resources in December 2011, having been senior vice president — human resources since February 2011, and vice president — human resources since September 2007. Prior to joining the Company, she was consultant/principal of MMH Consulting Services, a privately-held human resources consulting firm, from 2006 to September 2007, executive vice president and senior vice president — human resources with Texas Genco LLC, a wholesale power generator, from 2005 to 2006, and senior vice president — human resources and administration of Integrated Electrical Services, Inc., from 2000 to 2005. Ms. Harris worked for Santa Fe Snyder (successor to Santa Fe Energy Resources) from 1995 to 2000 in a variety of human resources capacities, including vice president — human resources.

REBECCA A. HOYT, 47, was appointed vice president, chief accounting officer, and controller in November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

JON A. JEPPESEN, 64, was appointed executive vice president — Gulf of Mexico regions in May 2011, having been executive vice president since August 2009, senior vice president since February 2003, regional vice president for the Gulf Coast region since 2002, and regional vice president for the Offshore region since 1996. He served as the Company’s vice president of exploration and development for North America from 1994 to 1996, and exploration and development manager of the Offshore region from 1993 to 1994. Prior to joining the Company, Mr. Jeppesen was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992.

P. ANTHONY LANNIE, 57, was appointed executive vice president and general counsel in August 2009, having been senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

ALFONSO LEON, 35, was appointed vice president — planning and strategy in November 2011, having been vice president — planning, strategy, and investor relations since November 2010, and the Company’s director of strategic planning since March 2009. Prior to joining Apache, Mr. Leon was a director and head of energy investment banking at Perella Weinberg Partners from 2006 until 2009. Prior to that, he served in various corporate strategy, planning, and business development roles at Royal Dutch Shell.

JANINE J. MCARDLE, 51, was appointed senior vice president — gas monetization in September 2010, having been vice president — oil and gas marketing since November 2002. Prior to joining the Company, she served as managing director for Aquila Europe Ltd from November 2001 to October 2002, and held executive and management positions with Aquila Energy Marketing from 1993 to November 2001, including vice president — trading and vice president — mergers and acquisitions. Previously, she was a partner in Hesse Gas from 1991 to 1993 and was a member of the board of directors of Intercontinental Exchange, the electronic trading platform, from 2000 to October 2002.

AARON S. G. MERRICK, 49, was appointed vice president — information technology in August 2009, having served as director of information technology since March 2006. Prior to joining the Company, he was president of Merrick Applied Consulting, Inc. from July 2005 to March 2006, and owner of Aaron Merrick Computer Consulting from 2002 to 2005, consulting with Apache on the development of its data warehouse. He served as vice president of T-NETIX, Inc., a specialized telecommunications company, from 1995 to 2000, and was previously employed by the Company as assistant director of gas flow management from 1991 to 1994. From 1984 to 1990, Mr. Merrick was with KPMG Peat Marwick, an independent public accounting firm.

URBAN F. O’BRIEN, 58, was appointed vice president — governmental affairs in August 2009, having previously served as director of governmental, regulatory and community affairs since 1992. Prior to joining the Company, Mr. O’Brien served as governmental affairs manager for Mitchell Energy, special projects director for U.S. Representative Lloyd Bentsen, and projects coordinator for U.S. Representative Michael A. Andrews.

W. KREGG OLSON, 58, was appointed executive vice president — corporate reservoir engineering in August 2009, having been senior vice president — corporate reservoir engineering since September 2007, and vice president — corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

CHERI L. PEPER, 58, was appointed corporate secretary in May 1995, having previously served as assistant secretary since 1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a certified public accountant and a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

ROGER B. PLANK, 55, was appointed president and chief corporate officer in February 2011, having served as president since February 2009, and the Company’s principal financial officer until November 2010. He previously served as the Company’s executive vice president and chief financial officer since May 2000, and vice president and chief financial officer since July 1997. Since joining the Company in 1981, Mr. Plank has also served as vice president — planning and corporate development, vice president — corporate planning, and vice president — corporate communications. He serves as chairman of the board of the Alley Theatre, Houston, Texas, and is a past president of Texas Independent Producers and Royalty Owners Association (TIPRO), a large independent trade association. Mr. Plank is a director of Parker Drilling Company, Houston, Texas, and chairman of its audit committee.

JON W. SAUER, 51, was appointed vice president — tax in May 2001, having previously served as director of tax since March 1997, and manager of tax since August 1992. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, from 1989 to 1992, and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989. Mr. Sauer is a certified public accountant and past chairman of the American Exploration & Production Council (formerly Domestic Petroleum Council) tax committee, and he serves on the tax committee of the American Petroleum Institute.

SARAH B. TESLIK, 58, was appointed senior vice president — policy and governance in October 2006. Prior to joining the Company, she was chief executive officer of the Certified Financial Planner Board of Standards, Inc. from November 2004 to October 2006, and executive director of the Council of Institutional Investors from July 1988 to October 2004.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF THE YEAR 2011

Apache’s 57th year was exceptional on a number of fronts. Beginning with the challenge of integrating over $11 billion of assets acquired in 2010 and introducing 850 new employees to Apache’s unique culture and core business values, the year ended with the setting of a number of important records. We invested an unprecedented $8 billion of E&D capital and drilled 1,087 gross wells across Apache’s ten operating regions in six different countries. These new investments generated returns that exceeded Company internal rate of return targets for each of our regions and contributed to record production, earnings, and cash from operations. As a result, the Company was able to fund this active drilling campaign and spend an additional $1.8 billion in acquisitions, out of internally generated cash flow, while reducing debt by $925 million, thereby enhancing Apache’s financial flexibility.

Apache’s 2011 financial and operational highlights include:

•	Record oil and gas revenues of $16.8 billion, a 38 percent increase over 2010;

•	A 50 percent increase in earnings over 2010 to a record $4.5 billion, or $11.47 per share;

•	Record cash flow[1] of $10.2 billion, a 39 percent increase over 2010;

•	A 14 percent increase over 2010 in average daily production to a record 748,149 barrels of oil equivalent (“boe”) per day, half of which was oil and liquids; and

•	Record year-end reserves of approximately 3.0 billion boe.

The Company also engaged in a number of transactions and achieved several key milestones in 2011, which lay the foundation for the Company’s continued progress:

•	Acquiring Mobil North Sea Limited from ExxonMobil, which expanded the Company’s presence in the North Sea and increased Apache’s ownership of premium-priced Brent crude oil.

•

Going forward with participation in Chevron’s Australian Wheatstone liquefied natural gas (“LNG”) development, a world-class, long-term project generating oil-linked revenue for more than 20 years. The Coniston and Balnaves oil developments in Australia were also sanctioned.

•	Co-developing the sizeable Lucius oil project, the Company’s first major deepwater Gulf of Mexico project.

•

Obtaining a long-term export license for the Apache pioneered Kitimat LNG facility in British Columbia, which was another important step towards implementing this major long-term project as a means to capture lucrative international gas prices for a portion of Apache’s Canadian production.

•	Increasing production in Egypt in the face of considerable political upheaval, which resulted in the temporary evacuation of all of the Company’s expatriate personnel.

•

Culminating a successful multi-year joint effort with regulators and stakeholders seeking greater transparency concerning chemicals used by hydraulic fracturing by providing information on all the Company’s U.S. hydraulic fracturing jobs on fracfocus.org, a website we helped create.

Apache also underwent important governance changes, as the Board of Directors welcomed three new directors with diverse backgrounds and extensive experience bases: Chansoo Joung, Scott D. Josey, and William C. Montgomery. Mr. Joung joins the Corporate Governance and Nominating (“CG&N”) Committee and the Audit Committee, Mr. Josey joins the Executive Committee, and Mr. Montgomery joins the Management Development and Compensation (“MD&C”) Committee and the Stock Plan

[1]	See footnote 2 on page 35.

Committee. In addition, two directors retired: former Audit and Executive Committee member F. H. Merelli retired in November 2011, and Frederick M. Bohen, the former chairman of the MD&C Committee and the Stock Plan Committee, retired in February 2012.

Further, Apache was recognized as one of Fortune Magazine’s Most Admired Companies for 2012, receiving one of the highest scores in the Mining, Crude Oil Production category of companies.

EXECUTIVE COMPENSATION DECISION MAKING PROCESSES

Role of the Board of Directors

Our Board of Directors believes that compensation decision making is both a core Board responsibility and an effective tool for shaping the Company’s strategy and performance.

The Management Development and Compensation Committee

The MD&C Committee plays a key role in the Board’s compensation oversight and decision making. In November 2011, Mr. Montgomery joined the MD&C Committee, and in February 2012, Mr. Bohen, retired from the Board. Each of the MD&C Committee’s four members meets the independence requirements of the New York Stock Exchange and NASDAQ listing standards. The MD&C Committee’s charter is posted on the Company’s website. The Committee met seven times in 2011.

The MD&C Committee, on behalf of the Board of Directors, is responsible for reviewing and assessing the effectiveness of the Company’s compensation programs, in general, and its executive compensation programs, in particular. In performing these duties, the Committee reviews compensation programs and policies to avoid the incentivizing of excessive risk. Compensation responsibility includes oversight and review of the base salary, annual cash incentive bonus, long-term compensation, and benefit programs for the Company’s executive officers.

The MD&C Committee’s key responsibilities are:

•

To review the Company’s goals and objectives, evaluate performance in light of such goals, and recommend the chairman and chief executive officer’s compensation to the Board for approval by the independent directors. This review is handled in independent sessions.

•	To make recommendations to the Board concerning the base salary, incentive and equity-based compensation plans for executive officers other than the chairman and chief executive officer.

•	To review and recommend to the Board broad-based, long-term compensation programs for executive and non-executive employees.

The Board and the MD&C Committee have broad access to information to perform their compensation functions. The Board has authorized the Committee to retain an independent compensation consultant. In 2011, the Committee retained Pearl Meyer & Partners (the “Consultant”) to provide independent compensation advice and data to the MD&C Committee and the Board. Except for limited work for management in connection with the Consultant’s published industry-specific surveys, for which the Consultant received de minimis compensation, the Consultant did not provide any services to the Company other than the executive compensation-related services to the Board.

In addition to the use of an independent consultant, the MD&C Committee receives compensation recommendations and evaluations of the executive group from the chairman and chief executive officer. The MD&C Committee, along with each of the Company’s independent directors, is authorized by the Board to obtain information from and work directly with any member of the senior executive team in fulfilling its responsibilities. The Company’s executive vice president of human resources prepares information and materials for the chairman and chief executive officer and the MD&C Committee for the exercise of their distinct, but interrelated, compensation responsibilities. The MD&C Committee also utilizes the data provided by the Consultant, including recommendations for the associated values or salary levels derived from their reports. The Committee carefully considers the chairman and chief executive officer’s recommendations on these matters, reaches final determination, and reports these outcomes to the Board of Directors in the form of recommended actions.

EXECUTIVE COMPENSATION

Compensation Philosophy

Our compensation philosophy is designed to attract, retain, motivate and reward top talent. Our forfeiture provisions encourage retention and deter excessive risk taking. Our long-standing practice of awarding equity-based pay to substantially all employees reflects our view that each and every employee has the opportunity to contribute to the overall success of the Company.

At Apache’s 2011 annual meeting of shareholders, the Company’s shareholders overwhelmingly approved the compensation of our named executive officers for fiscal 2010, with over 94 percent of shareholder votes cast were in favor such compensation. Our compensation program, which includes equity holding requirements for officers and directors, our total shareholder return program using rolling three-year performance and five-year vesting time frames, and our payment of 60 percent of our named executive officers’ compensation in equity-based forms, reflects our belief in paying for on-going long-term performance and aligning employee and shareholder interests. As a result of our shareholders’ approval of the compensation of our named executive officers for fiscal 2010, the Board decided to continue to adhere to the Company’s pay-for-performance philosophy in 2011 and did not materially change our executive compensation decisions and policies. Going forward, the MD&C Committee and the Board will continue to review our executive compensation program and consider the views of our shareholders with respect thereto.

Use of an Industry Peer Group and Survey Data

The Board of Directors believes that both data and judgment play important roles in the design and implementation of optimal compensation programs. The MD&C Committee, the Consultant, and senior executives consider multiple sources of internal and external data in making individual and plan-level compensation decisions. In each section of this Compensation Discussion and Analysis dealing with an individual element of compensation, data relevant to that element is discussed.

Peer group data plays an important role in our compensation decision making. For its 2011 compensation analysis, the MD&C Committee considered a peer group comprised of the companies that we most often compete with for executive talent. The companies in this group, for the large part, have North American oil and/or natural gas businesses and are comparable based on relevant financial factors, such as revenue, market capital, net income, and total assets. Our peer group for 2011 (the “2011 Compensation Peer Group”) comprised:

•	Anadarko Petroleum Corporation;

•	Chesapeake Energy Corporation;

•	Devon Energy Corporation;

•	EOG Resources, Inc.;

•	Hess Corporation;

•	Marathon Oil Company;

•	Murphy Oil Corporation; and

•	Occidental Petroleum Corporation.

In addition to the 2011 Compensation Peer Group, the MD&C Committee has also created a broader peer group that it uses in connection with the Company’s total shareholder return program (“TSR Program”). For additional information on the Company’s TSR Program, please see “Long Term Compensation — Performance Shares — Total Shareholder Return Program” below.

In addition to the 2011 Compensation Peer Group data, the MD&C Committee uses the latest available data provided by the Consultant from published energy-sector surveys and from published, general industry size-based surveys. The MD&C Committee reviews the Consultant’s benchmarking data and its process for assimilating the data used in this competitive benchmarking process, which is a blend of data from our 2011 Compensation Peer Group and the applicable survey data. Additionally, we review Fortune 500 proxy data for companies with market caps similar to ours to compare the compensation of the named executive officers.

Use of Judgment

The Board of Directors and the MD&C Committee believe that the application of their collective experiences and related business judgment is as important to the compensation decision process as is the application of data and formulae. The Company’s compensation policies and practices reflect this belief.

While market data provide an important tool for analysis and decision-making, the MD&C Committee and the Board realize that over-reliance on data can give a false illusion of precision. Consequently, the MD&C Committee and the Board also give consideration to an individual’s personal contributions to the organization, as well as his or her skill sets, qualifications, experience, and demonstrated performance. The MD&C Committee and the Board also value and seek to reward performance that develops talent within the Company, embraces the sense of urgency that defines the Company, and demonstrates the qualities of imagination and drive that enable an Apache officer to resolve longer-term challenges or important new issues. These and similar qualities and competencies are not easily correlated to typical compensation data, but also deserve, and are given, consideration in reaching compensation decisions. The market data provides the MD&C Committee and senior management with the foundation for application of the above principles and the ensuing decisions.

Four Key Compensation Elements

The Company’s executive compensation program has four parts:

•	Base salary;

•	Annual cash incentive bonus;

•	Long-term compensation; and

•	Benefits.

We generally target base salaries to fall between the 50th and 75th percentile of the market data. Annual and long-term incentive plans are initially targeted as a function of base salaries and are designed to produce total compensation (base salary, annual cash incentive bonus, plus annual long-term compensation awards) between the 50th and 75th percentile of the market data. We do not have a specific formula that dictates the overall weighting of each element as a part of total compensation. We constantly review and modify our benefits programs to ensure that we provide competitive benefits to our employees.

The market for talent in our industry is tight. To ensure the Company’s continued success, we must attract and retain superior talent in this competitive market. This requires that we maintain a competitive and attractive compensation environment at all levels of the Company.

For 2011, our named executive officers were:

•	G. Steven Farris, chairman and chief executive officer;

•	Roger B. Plank, president and chief corporate officer;

•	Rodney J. Eichler, president and chief operating officer;

•	Jon A. Jeppesen, executive vice president, Gulf of Mexico regions; and

•	Thomas P. Chambers, executive vice president and chief financial officer.

The charts below set forth each element as a proportion of the named executive officers’ total compensation and reflect the following: earnings for 2011, annual cash incentive bonus for 2011, and the grant date fair value for the 2011 annual equity awards. For a discussion of the 2011 compensation of the named executive officers, see “Compensation Decisions in 2011” below.

The charts above illustrate that 88 percent of our chairman and chief executive officer’s total direct compensation, and 86 percent of our other named executive officers’ total direct compensation, is variable and that 56 percent of our chairman and chief executive officer’s total direct compensation, and 71 percent of our other named executive officers’ total direct compensation, is equity-based long-term compensation that rewards them only when our shareholders are also rewarded.

Compensation Elements

Base Salary

A competitive base salary for each of our employees is essential to our ability to compete. To review and recommend base salary ranges, the MD&C Committee analyzes the compensation for each executive officer position by:

•

Examining the scope of the job, the nature and complexity of the responsibilities, the financial impact of the position, the training, knowledge, and experience required to perform the job, the recruiting challenges and opportunities associated with the position, the risks and opportunities associated with hiring at the higher and lower ranges of the position skill sets, the expected autonomy of the job, and, for current executives, the Company-specific experience, seniority, performance, and compatibility.

•	Utilizing energy-industry and company-size general surveys to establish salary ranges for comparable executives, where the mid-point of the range reflects the 50th percentile of the market data.

•	Evaluating the executive positions on the basis of these factors.

•	Using their judgment to determine where a particular executive’s salary falls within the salary ranges.

The MD&C Committee reviews base salaries periodically (typically every 12 to 18 months). Base salary reviews may occur more or less frequently depending on Company and market conditions and individual performance.

Annual Cash Incentive Bonus

The Company’s executive officers are eligible to earn an annual cash incentive bonus tied to a combination of each officer’s individual achievement of job-specific goals and the Company’s achievement of a variety of financial, operational, and management objectives, which we refer to as corporate performance goals and corporate management objectives, respectively. The corporate performance goals are a set of objective standards that are set at the beginning of each year in respect of production growth, reserve growth, earnings, cash flow, and lifting costs per boe. These goals are modified from time to time by the MD&C Committee to appropriately reflect acquisitions, dispositions, and other major events. Our corporate management objectives include a long list of tactical goals developed and weighted by management, and approved by the MD&C Committee, at the beginning of each year. These objectives are then modified through the year as circumstances dictate and as approved by the MD&C Committee.

Corporate Performance and Related Bonus Compensation

The MD&C Committee equally weighs the achievement of our corporate performance goals and our corporate management objectives in its evaluation of the annual incentive award for each of the named executive officers.

Apache’s 2011 corporate performance goals and results were as follows:

Goal	Result	Achieved
Production growth of over five percent	Production increased 14 percent (including the impact of sales) to a record 748 Mboe/d driven by production gains from the 2010 acquisitions of Gulf of Mexico Shelf assets from Devon Energy, the Permian, Canadian and Egyptian assets from BP, and the Mariner merger, combined with successful drilling programs on the acquired properties, the Forties field, in Egypt, and the liquids-rich plays of the Anadarko basin in the U.S.	Yes
Add and/or acquire sufficient reserves to replace 2010 production	Replaced 113 percent of production (including the impact of sales and revisions), 125 percent through drilling alone. Reserves grew by one percent over 2010.	Yes
Annual earnings of at least $3.0 billion	Earnings of $4.5 billion, $11.47 per share, supported by our diversified portfolio and driven in large part by the growth in production and higher oil prices as 50 percent of our daily production was oil and natural gas liquids, which contributed 79 percent of oil and gas revenue. Apache’s adjusted earnings[2] for the year, before certain items that impact the comparability of operating results including merger, transition and acquisition costs, totaled $4.7 billion, $11.83 per share.	Yes
Annual cash flow[2] of at least $7.4 billion	Cash flow[2] totaled $10.2 billion, an increase of 39 percent from last year.	Yes
Maintain direct lifting costs per boe produced at the 2010 levels of $8.47 per boe	Direct lifting costs per boe of $9.54 were higher than 2010 levels, primarily influenced by the impacts of rising oil prices on cost and continued market pressures in nearly all of our regions.	No

[2]	Adjusted earnings and cash flow are non-GAAP financial measures, as defined in Regulation G promulgated by the SEC. Adjusted earnings is net income (loss) attributable to common stock adjusted for certain items that management believes affect the comparability of operating results, such as foreign currency fluctuation impact on deferred tax expense, merger, acquisitions and transitions costs, net of tax, deferred tax adjustments, and additional depletion, net of tax. A reconciliation of adjusted earnings to net income for the year ended December 31, 2011 is contained in item 7 of our Annual Report on Form 10-K for the year ended December 31, 2011. Cash flow is cash from operations before changes in operating assets and liabilities. A reconciliation of cash flow to net cash provided by operating activities for the year ended December 31, 2011 was previously furnished to the SEC in our Current Report on Form 8-K on February 16, 2012.

Other Performance Measures for Annual Cash Incentive Bonus

The foundation of our annual cash incentive bonuses is the Company’s achievement of our corporate performance goals and corporate management objectives. In addition, the MD&C Committee believes that annual cash incentive bonuses are most effective when they are carefully tailored to job responsibilities of individual executives. The MD&C Committee receives input from the chairman and chief executive officer, who evaluates officers with regional responsibilities on their region’s production, revenue, costs, and other results, while corporate-level officers are evaluated on Company-wide results.

Long-Term Compensation

The Board of Directors believes that properly designed long-term, equity-based incentives align the interests of executive officers and employees with those of the Company’s shareholders and play an important role in overall Company compensation. Long-term, equity-based incentives are regularly made available to substantially all Company employees to ensure a company-wide ethic of ownership and entrepreneurialism.

Stock Ownership Requirements

Stock ownership requirements more closely align the interests of the Company’s officers and directors with those of the Company’s shareholders. Since 2007, we have had minimum stock ownership requirements for our Board of Directors, and in November 2009, we adopted a two-part stock ownership policy for the Company’s officers. Officers are expected to be in compliance with these minimum requirements by November 2012. For officers who were appointed after November 2009, compliance with these requirements is expected within three years of their appointment. All of the named executive officers meet these requirements.

The first part of the stock ownership policy requires that each officer own at least the number of shares of common stock equal to a multiple of the officer’s base salary, measured against the value of the officer’s holdings, based on the average per share closing price of the Company’s common stock for the previous year. After achieving the minimum stock ownership requirements, each officer must continue to meet the minimum stock ownership requirements for his or her current office. The ownership requirements are:

Position	Requirement
Chief Executive Officer	5x Base Salary
Presidents	3x Base Salary
Executive Vice Presidents and Senior Vice Presidents	2.5x Base Salary
Vice Presidents and Regional Vice Presidents	2x Base Salary

In determining stock ownership levels, the Company includes: shares purchased in the open market; vested shares in qualified and non-qualified plans; shares obtained through stock option exercises that the officer continues to hold; the vested portion of restricted stock units (“RSUs”) and restricted stock; shares beneficially owned in a trust or partnership, by a spouse, and/or minor child; and shares held in the Company’s deferred delivery plan. Unearned performance shares, unvested RSUs, and unvested shares of restricted stock are not counted toward meeting the requirements. The average annual per share closing price of the Company’s common stock is used to determine satisfaction of the above requirements.

The second part of the stock ownership policy provides that each officer hold at least 15 percent of all restricted and performance shares he or she receives, net of tax withholding, until such officer retires or otherwise terminates his or her employment with the Company.

Components of Our Equity-Based Long-Term Compensation Programs

The Company grants a combination of RSUs, stock options, and periodic conditional grants of performance shares, the overall value of which is based on a multiple of salary and is targeted so that total compensation is at or above the 50th percentile of the market data for total compensation amounts.

Restricted Stock Units

The RSUs awarded to our named executive officers vest ratably over four years, upon vesting allow each grantee to receive one share of common stock for each RSU, and are forfeited if they are unvested and the executive voluntarily terminates or is terminated for cause prior to the vesting date. These RSUs are typically granted each May to substantially our entire employee population, including our named executive officers (the “May RSUs”). Each January, the Company also awards conditional grants of RSUs as performance shares, see “— Long Term Compensation — Performance Shares” below.

Stock Options

In May 2011, the Company’s executive officers also received stock option grants under the 2007 Omnibus Equity Compensation Plan (prior to shareholder approval of the 2011 Omnibus Equity Compensation Plan). Generally, our stock options:

•	are granted to almost half of our employees, including our named executive officers;

•	benefit the named executive officers only if shareholders also benefit from appreciating stock prices;

•	are granted to the named executive officers in proportion to their base salary;

•	become exercisable ratably over a four-year period;

•	cannot be repriced or reset;

•	have an exercise price equal to the closing price of the Company’s common stock on the date of grant and expire 10 years after grant; and

•	allow for accelerated vesting upon a change of control and a recipient’s involuntary termination or voluntary termination with cause.

The grants of stock options made in 2011 to the named executive officers are reflected in the “Grants of Plan Based Awards Table.”

Performance Shares

The Company periodically awards conditional performance shares. Currently, the Company grants performance shares at the beginning of each calendar year under the TSR Program. The TSR Program consists of contingent grants of RSUs that vest depending on the total shareholder return of the Company compared to that of its peers over a three-year period. If performance thresholds are met, these contingent grants of RSUs will vest over a two year period following the performance period. If performance thresholds are not met, our employees receive no RSUs under the TSR Program for that year. Prior to adoption of the TSR Program, grants of performance shares were made under the 2008 Share Appreciation Program and the 2005 Share Appreciation Plan. The periodic grant of performance shares, otherwise known as conditional grants, provides an effective retentive element of performance-based compensation. The periodic grant of performance shares complements and reinforces the overall compensation program. Each of these performance programs is described below.

Total Shareholder Return Program

In 2009, the Board concluded that a realignment of our long-term compensation program was necessary to provide a compensation program competitive with our peers against whom we compete for executive talent. Therefore, in November 2009, the Board of Directors approved and authorized the Stock Option Plan Committee, then a subcommittee of the MD&C Committee, to implement the TSR Program. The TSR Program is part of an annual performance-based incentive compensation program whereby, in January of each year, a conditional grant of performance shares is made in the form of RSUs to substantially all management and senior level professional employees, including each named executive officer, based on a target percentage of the grantee’s annual base salary determined immediately prior to the beginning of a three-year performance period. At the conclusion of the three-year performance period for each performance program, a calculation of TSR performance will be made, and the Company’s performance will be directly ranked within each Performance Peer Group (as defined below), resulting in the application of a payout factor to the conditional grant of RSUs to derive the adjusted number of RSUs awarded. Employees must be employed during the entire performance period and on the date of vesting, and RSUs that do not vest are forfeited. Eligible employees hired after the date of grant will enter at the beginning of the next available performance period.

The peer companies are determined at the commencement of each performance period. The peer companies selected for each performance period (the “Performance Peer Group”) are comprised of a larger group of our peer companies than the companies in our compensation peer group for a given performance period. We use an expanded list of performance peer companies for each year’s TSR Program for the following reasons:

•

Comparison:    The broader Performance Peer Group provides a more appropriate basis for judging our corporate performance than the more narrowly focused compensation peer group. The compensation peer group consists, in large part, of companies whose principle business is North American oil and/or natural gas and who are our predominant competition for executive talent. As approximately 45 percent of the Company’s operations are outside of North America and approximately 45 percent of our production is crude oil, it is more appropriate to have a larger, more diversified peer group to benchmark our corporate performance. The expanded Performance Peer Group includes many companies we compete against internationally. The overall risks and opportunities faced by this larger group more closely match ours than those faced by the less diversified compensation peer group.

•

Continuation:    Because it is not unusual that one or two companies in our compensation peer group may cease to exist during a three-year performance period, through merger or otherwise, the expanded group provides more stability and longevity to the TSR Program.

•	Statistical Reliability and Validity: The larger Performance Peer Group provides a more stable and valid statistical yardstick for the TSR Program.

The TSR for the Company and each member of the Performance Peer Group is determined by dividing (i) the sum of the cumulative amount of each company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the average per share closing price of each company’s stock for the 60 trading days at the end of the performance period minus the average per share closing price of the company’s stock for the 60 trading days preceding the beginning of the performance period; by (ii) the average per share closing price of each company’s stock for the 60 trading days preceding the beginning of the performance period.

2012 Performance Program

Established:    November 2011.

Conditional Grants:    January 2012.

2012 Performance Peer Group:

•Anadarko Petroleum Corporation	•BP plc
•Canadian Natural Resources Ltd.	•Chesapeake Energy Corporation
•Chevron Corporation	•ConocoPhillips Company
•Devon Energy Corporation	•EnCana Corporation
•EniSpA	•EOG Resources, Inc.
•Exxon Mobil Corporation	•Hess Corporation
•Marathon Oil Corporation	•Murphy Oil Corporation
•Noble Energy Inc.	•Occidental Petroleum Corporation
•Royal Dutch Shell plc	•Talisman Energy Inc.

Performance Period:    January 1, 2012 – December 31, 2014.

Payout Factor:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14 - 19
Payout Multiple	2.50	2.25	2.00	1.80	1.60	1.40	1.20	1.00	0.90	0.80	0.70	0.60	0.50	0.00

Vesting:    If the Company’s TSR ranks from 1 to 13, vesting will begin on December 31, 2014, with 50 percent of the adjusted number of RSUs vesting immediately, 25 percent vesting as of December 31, 2015, and 25 percent vesting as of December 31, 2016. If the Company ranks from 14 to 19, none of the conditional RSUs will vest.

2011 Performance Program

Established:    November 2010.

Conditional Grants:    January 2011.

2011 Performance Peer Group:    Same as 2012 Performance Peer Group.

Performance Period:    January 1, 2011 – December 31, 2013.

Payout Factor:    Same as 2012 Performance Program.

Vesting:    If the Company’s TSR ranks from 1 to 13, vesting will begin on December 31, 2013, with 50 percent of the adjusted number of RSUs vesting immediately, 25 percent vesting as of December 31, 2014, and 25 percent vesting as of December 31, 2015. If the Company ranks from 14 to 19, none of the conditional RSUs will vest.

2010 Performance Program

Established:    November 2009.

Conditional Grants:    January 2010.

2010 Performance Peer Group:

•Anadarko Petroleum Corporation	•BP plc
•Chesapeake Energy Corporation	•Chevron Corporation
•ConocoPhillips Company	•Devon Energy Corporation
•EnCana Corporation	•EniSpA
•EOG Resources, Inc.	•Exxon Mobil Corporation
•Hess Corporation	•Marathon Oil Corporation
•Murphy Oil Corporation	•Newfield Exploration Company
•Noble Energy Inc.	•Occidental Petroleum Corporation
•Royal Dutch Shell plc	•XTO Energy Inc.*

*    until it merged with Exxon Mobil Corporation on June 25, 2010

Performance Period:    January 1, 2010 – December 31, 2012.

Payout Factor:

TSR Rank	1-4	5	6	7	8	9	10	11	12	13	14-19
Payout Multiple	2.50	2.30	2.00	1.60	1.00	0.90	0.80	0.70	0.60	0.50	0.00

Vesting:    If the Company’s TSR ranks from 1 to 13, vesting will begin on December 31, 2012, with 50 percent of the adjusted number of RSUs vesting immediately, 25 percent vesting as of December 31, 2013, and 25 percent vesting as of December 31, 2014. If the Company ranks from 14 to 19, none of the target RSUs will vest.

2010 Bridge Awards

Because the TSR Program performance awards granted in January 2010 would not begin to vest, if at all, until the end of the three-year performance period on December 31, 2012, on January 15, 2010, certain employees, including the named executive officers (except Mr. Farris) were granted one-time bridge awards of RSUs that vested over 24 months. Mr. Farris agreed with the Board that, in light of the RSU grant to Mr. Farris in May 2008, it was appropriate for him to forego a bridge award. The bridge award amounts were based on a number of factors, including a comparison of compensation levels at peer companies and the responsibilities of the grantee’s position. The RSUs granted pursuant to the bridge award vested as follows: one-third on January 15, 2010, one-third on January 15, 2011, and one-third on January 15, 2012.

2008 Share Appreciation Program

On May 7, 2008, the Company established the 2008 Share Appreciation Program under which, one-time conditional grants totaling approximately 2,773,000 shares of Company common stock were made to substantially all full-time employees and certain part-time employees of the Company.

The primary purpose of the 2008 Share Appreciation Program, like the Company’s prior share appreciation plans, was to provide incentives to our employees to work toward significant increases in shareholder value. The conditional grants vested only upon attainment of an initial price threshold of $162 per share of the Company’s common stock prior to year-end 2010 and a final price threshold of $216 per share prior to year-end 2012. Effective December 31, 2010, the conditional grants for the $162 per share threshold expired because the price threshold was not attained, and those grants were forfeited.

In November 2009, the 2008 Share Appreciation Program was amended to provide that employees hired after December 31, 2009, would not be eligible for grants under the 2008 Share Appreciation Program.

2005 Share Appreciation Plan

In 2011, the Company issued the final vested installment under the 2005 Share Appreciation Plan, which was established by the Company in February 2005 and approved by the Company’s shareholders in May 2005. The 2005 Share Appreciation Plan served the same purpose as the 2008 Share Appreciation Program and operated in a similar manner.

Benefits

General Executive Policies

As part of their total compensation, the Company’s named executive officers are eligible for a limited number of benefits, which are designed to maintain market competitiveness. This includes an annual physical examination, cash-value-based variable universal insurance, enhanced long-term disability coverage, 50 percent of health club membership, and continued contributions to a non-qualified deferred compensation plan once limits are reached in qualified retirement plans.

Use of Company Property

The Company’s operations are spread around the globe, including in locations that present a variety of physical and geo-political risks. Therefore, for both business efficiency and security reasons, the Board of Directors requires the chairman and chief executive officer to use the Company’s aircraft for all business air travel, unless good business judgment would require otherwise.

More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

COMPENSATION DECISIONS IN 2011

The Named Executive Officers

The following discussion sets forth decisions regarding 2011 compensation for our named executive officers: Messrs. G. Steven Farris, Roger B. Plank, Rodney J. Eichler, Jon A. Jeppesen, and Thomas P. Chambers.

On February 22, 2011, Apache’s Board named Rodney J. Eichler as president and chief operating officer and Roger B. Plank as president and chief corporate officer. Mr. Eichler formerly served as the Company’s co-chief operating officer and president — International and Mr. Plank formerly served as the Company’s president.

Experience and Responsibilities

Chairman and Chief Executive Officer

Mr. Farris, who joined the Company in 1988, was named chief executive officer in May 2002 and chairman of the Board in January 2009. His leadership responsibilities include developing sustainable global strategies, recommending and implementing the Company’s capital expenditure programs, developing and maintaining sound business relationships with many of the world’s major energy companies, developing and maintaining good relationships with the shareholder, investment, and policy-making communities, guiding and developing senior management, and overseeing the Company’s major business and staff units.

Mr. Farris’ direct reports include each of the other named executive officers, except for Mr. Chambers, who reports to Mr. Plank, and Mr. Jeppesen, who reports to Mr. Eichler. Also reporting directly to Mr. Farris are our executive vice president and chief technology officer, executive vice president of corporate reservoir engineering, executive vice president and general counsel, executive vice president of human resources, vice president of worldwide exploration and new ventures, and vice president of environmental health and safety.

Other Named Executive Officers

Messrs. Plank, Eichler, Jeppesen, and Chambers have served Apache for a combined 84 years. During this period, each of them has made significant contributions to the Company.

•

Mr. Plank, our president and chief corporate officer, has been employed by Apache for 30 years, and has been instrumental in managing the financial health of the Company, including management of complex financial matters related to the expansion of the Company into a global enterprise. The scope of his responsibilities has continued to grow as the Company has grown and as the number of legal and financial jurisdictions in which the Company operates has multiplied.

•

Mr. Eichler, our president and chief operating officer, has been employed by Apache for 18 years and currently oversees the Company’s worldwide operations. Under his leadership, the Company obtained record production results this year despite facing economic challenges in some of its regions and political upheaval in Egypt, its largest region by production revenue. Previously, he had responsibility for our international operating regions consisting of Egypt, Australia, United Kingdom, Argentina, and Chile, and prior to that time he headed our operations in Egypt for 12 years.

•

Mr. Jeppesen, our executive vice president, Gulf of Mexico regions, has been employed by Apache for 19 years. He leads our Gulf of Mexico operations, which have grown significantly as a result of our acquisition of Devon Energy’s Gulf of Mexico assets and our merger with Mariner Energy, Inc. in 2010. Mr. Jeppesen is leading Apache’s effort to develop the Gulf of Mexico region, including the underdeveloped and oil prone deepwater Gulf of Mexico, where Apache and its co-venturers have recently begun development of the Lucius project. This project is a milestone for Apache, as it is the first major deepwater Gulf project. Mr. Jeppesen was previously the head of all of our Gulf of Mexico operations, which have now grown and been divided into three separate regions (Gulf Coast Onshore, Gulf of Mexico Shelf, and Gulf of Mexico Deepwater).

•

Mr. Chambers, our executive vice president and chief financial officer, has been employed by Apache for 17 years. He has an exceptional knowledge of the Company and our industry. Mr. Chambers has been an integral contributor in the Company’s industry trend and acquisition analysis, commodity price analysis, monthly and long-range financial budgeting and forecasting, business segment and corporate performance forecasting and analysis, investor communications, and hedging strategy. Mr. Chambers successfully led an effort by the Company to reduce its debt by $925 million in 2011, bringing our debt-to-capitalization ratio down to 20 percent at year-end 2011, from 25 percent at year-end 2010.

Base Salary Actions

Chairman and Chief Executive Officer

Mr. Farris’ base salary for 2011 was $1,750,000. Mr. Farris’ 2011 base salary earnings were slightly above the 75th percentile of market data. Mr. Farris did not receive an increase in his base salary during 2011 or 2010.

Other Named Executive Officers

To make base-salary adjustment recommendations for the named executive officers other than the chairman and chief executive officer, the MD&C Committee begins with input from the chairman and chief executive officer concerning the individual performance of each executive and his input concerning the optimal application of the data and policies used (and summarized above) to establish salary ranges more generally. The MD&C Committee reviews this information and analyzes how the base salary and contemplated adjustments for each named executive officer fit with market data, Company performance, market conditions, and internal pay parity considerations. In order to ensure that the named executive officers’ compensation is aligned with the market and in recognition of the rapid growth and complexity of our organization, each of our named executive officers (other than our chairman and chief executive officer) received two base salary increases in 2011.

In 2011, in connection with their scheduled salary review and after reviewing the relative positioning of their salaries against the 2011 Compensation Peer Group, the MD&C Committee recommended and the Board approved the following base salary increases for our named executive officers (other than Mr. Farris, whose base salary is discussed above):

•

Each of Mr. Plank’s and Mr. Eichler’s salary was increased in May 2011, to $825,000 from $700,000. In November 2011, in recognition of the substantial increase in the size of the Company and their significantly expanded roles within the Company, Mr. Plank’s and Mr. Eichler’s salaries were raised to $900,000 (which is between the 50th and 75th percentile of the market data), effective as of January 1, 2012.

•

In conjunction with his annual salary review, Mr. Jeppesen’s salary was increased from $450,000 to $500,000 in February 2011. Due to the expansion of the Gulf of Mexico regions as a result of the Devon and Mariner acquisitions in 2010, Mr. Jeppesen now supervises three region vice presidents. In recognition of his increased responsibilities and his leadership role, in this region and throughout the Company, in May 2011, Mr. Jeppesen’s salary was increased to $600,000 (which is between the 50th and 75th percentile of the market data).

•

In May 2011, in conjunction with his annual salary review, Mr. Chambers’ salary was increased from $415,000 to $450,000. After a review of the relative positioning of his salary against the 2011 Compensation Peer Group, in November 2011, Mr. Chambers’ salary was further increased to $535,000 (which is between the 50th and 75th percentile of the market data).

The table below summarizes the base salaries for the named executive officers that were recommended by the MD&C Committee and approved by the Board in 2011:

Name	Salary as of January 1, 2011	Salary as of January 1, 2012
Mr. Farris	$1,750,000	$1,750,000
Mr. Plank	$700,000	$900,000
Mr. Eichler	$700,000	$900,000
Mr. Jeppesen	$450,000	$600,000
Mr. Chambers	$415,000	$535,000

2011 Annual Cash Incentive Bonus Awards

Chairman and Chief Executive Officer

In recommending the 2011 annual cash incentive bonus for Mr. Farris to the Board, the MD&C Committee used an analysis specific to the position of the chief executive officer. Because of the responsibilities of this office, when setting Mr. Farris’ annual cash incentive bonus, the MD&C Committee assessed the following factors, among others:

•	the scope of Mr. Farris’ responsibilities;

•	the leadership qualities exhibited by Mr. Farris among the executive team and the organization in general;

•	the relationships nurtured by Mr. Farris with shareholders, industry partners, governments, and other stakeholders;

•	the soundness and maturity of judgment exhibited by Mr. Farris in the development and execution of corporate strategy;

•	the effectiveness of Mr. Farris’ judgment in the allocation of financial capital, the deployment and development of human capital, and the management of risk;

•	the long-term realization of the Company’s corporate management objectives;

•	the Company’s multi-year comprehensive performance, the position and strength of the Company relative to peers; and

•	the level of annual earnings, cash flow and direct lifting costs.

As stated above, in 2011, the Company achieved record revenues, cash flow, production and year-end reserves. Earnings also increased by 50 percent over 2010 to $4.5 billion. The MD&C Committee noted that the record results in 2011 were a result of strategic actions set in motion by Mr. Farris and the other members of Apache’s senior executive team over the past several years. Over that period, the Company has focused its growth on geographic and product balance, a position that many of our peers have stated they aspire to achieve in the future. As a result of our balanced product mix, Apache was able to capture higher price realizations in 2011 when crude oil and liquids provided 50 percent of Apache’s production and 79 percent of its revenue. This balanced product mix also positions the Company to capture upside potential through a significant increase in either commodity price increase. Furthermore, as a result of our geographic balance, while North American gas prices deteriorated in 2011, Apache was able to capture higher gas prices in our international regions where our gas realizations increased by 27 percent. Under Mr. Farris’ leadership, the Company has achieved this balance while continuing to maintain its conservative capital structure and living within cash flow. In 2011, the Company met its objective to fund exploration and development capital with operating cash flow and to reduce our debt by $925 million, ending the year with a debt-to-capitalization ratio of 20 percent, down from 25 percent at year end 2010. Also, at the end of 2011, the Company had access to $3.3 billion in available borrowing capacity, which positions it to take advantage of future potential acquisition opportunities.

The Committee also recognized that while Apache has had record results for 2011, the Company’s stock price has lagged behind many of its peers largely due to the political upheaval in Egypt. Apache’s operations in Egypt constituted 29 percent of the Company’s production revenue in 2011, and because of the political uncertainty in Egypt, the stock price has not reflected the Company’s recent performance. The Committee, however, based its decision on Mr. Farris’ compensation on its underlying principles of rewarding long-term performance rather than short-term-performance metrics such as total shareholder return. While total shareholder return is a factor in the Company’s equity compensation program, it is not the sole basis for determining the annual compensation of our executives.

Mr. Farris’ annual cash incentive bonus was targeted at 200 percent of his 2011 earnings. The MD&C Committee and the Board considered all of the above factors when setting Mr. Farris’ annual cash incentive bonus without assigning specific weights to each of them. On February 7, 2012, the Board, pursuant to the recommendation of the MD&C Committee, awarded Mr. Farris an annual cash incentive bonus for 2011 of $4,750,000, which was 136 percent of his target.

Other Named Executive Officers

To establish annual cash incentive bonus opportunities for the named executive officers including the chairman and chief executive officer, eligible bonuses for 2011 were targeted as follows:

Name	Target Eligible Bonus of 2011 Earnings
Mr. Farris	200%
Mr. Plank	110%
Mr. Eichler	110%
Mr. Jeppesen	100%
Mr. Chambers	100%

The 2011 annual cash incentive bonus for the above named executive officers (other than the chairman and chief executive officer discussed above) was comprised of a corporate performance element and an individual performance element.

The corporate performance element is composed of the Company’s achievement of its corporate performance goals and corporate management objectives:

•

Corporate performance goals include objective financial measurements of production growth, reserve replacement, earnings, cash flow, and lifting costs per boe. Each corporate performance goal represented up to approximately 10 percent of an officer’s annual incentive bonus. For each corporate performance goal, the executive officers could be awarded full credit if the Company achieved the goal, partial credit if the Company exceeded results from the prior year but failed to meet the goal, and extra credit if the Company over-achieved the goal due to the extraordinary nature of these achievements.

•

Corporate management objectives include tactical goals for each part of the corporate organization. Each basic corporate management objective represented up to approximately 2.5 percent of the officer’s annual cash incentive bonus. If the Company overachieved one or more of the basic objectives, or if it achieved one or more of the important objectives, the executive officers could be awarded additional credit due to the importance of these achievements. The MD&C Committee has discretion in determining the relative success of the corporate management objectives.

After its evaluation, the MD&C Committee determined that the Company achieved 94.7 percent of our corporate performance goals in 2011 and 121.2 percent of our corporate management objectives. As a result, the Company’s total aggregate achievement of our corporate performance goals and corporate management objectives was 107.9 percent, comprised of 47.3 percent for our corporate performance goals and 60.6 percent for our corporate management objectives.

The individual performance component was based on the individual achievement of each executive, as determined by the chairman and chief executive officer and recommended by him to the MD&C Committee. The leadership and management skills of the executive were evaluated. A variety of qualitative and quantitative goals and performance results were taken into account, such as job responsibility, job complexity, and successful performance of an executive officer’s business units. There was no attempt to quantify, rank, or otherwise assign relative weights to these subjective factors. The chairman and chief executive officer conducted an overall analysis of these factors and considered the totality of the information available to him.

For Messrs. Plank and Eichler, the chairman and chief executive officer qualitatively assessed the performance of their respective groups, considering 2011 results for various categories, including exploration, production, and drilling, and made recommendations to the MD&C Committee as to the appropriate credit that should be given for regional achievements. In the case of Mr. Chambers, Mr. Plank and the chairman and chief executive officer evaluated his performance during the year and made recommendations to the MD&C Committee. In the case of Mr. Jeppesen, Mr. Eichler and the chairman and chief executive officer evaluated his performance during the year and made recommendations to the MD&C Committee.

Based on the foregoing, including the Company’s 2011 corporate performance and in light of the compensation decision-making processes and policies described above, including recommendations by our chairman and chief executive officer and consideration of the performance of the applicable Company regions, Mr. Plank and Mr. Eichler were each awarded an annual cash incentive bonus for 2011 of approximately 115 percent of their respective 2011 earnings (105 percent of their targets); Mr. Jeppesen was awarded an annual cash incentive bonus for 2011 of approximately 80 percent of his 2011 earnings (80 percent of his target); and Mr. Chambers was awarded an annual cash incentive bonus for 2011 of approximately 100 percent of his 2011 earnings (100 percent of his target).

The named executive officers’ annual cash incentive bonus awards are set forth below and reflected in the “Summary Compensation Table.”

Name	2011 Annual Cash Incentive Bonus	Target as Percent of 2011 Earnings	Annual Cash Incentive Bonus as Percent of Target
Mr. Farris	$4,750,000	200%	136%
Mr. Plank	$900,000	110%	105%
Mr. Eichler	$900,000	110%	105%
Mr. Jeppesen	$450,000	100%	80%
Mr. Chambers	$450,000	100%	100%

Long-Term Compensation Awards in 2011

In 2011, the Company granted a total of 108,769 stock options and 149,690 RSUs to the named executive officers as a group (including the Company’s chairman and chief executive officer) under the Company’s 2007 Omnibus Plan (prior to shareholder approval of the 2011 Omnibus Plan). In 2011, Mr. Jeppesen did not receive any grants of stock options because in May 2011, the Board awarded Mr. Jeppesen with a special retention grant of 32,730 shares of RSUs, which will vest one-half on December 31, 2012, and one-half on December 31, 2013. In addition, as a result of this special grant, going forward, Mr. Jeppesen has agreed to forego all other equity based long-term compensation awards. All of the named executive officers received conditional grants of RSUs under the 2011 Performance Program. These conditional grants will vest only upon achievement of certain total shareholder return thresholds over a three year performance period and will be payable only if the executive officer is an employee at the time of vesting. See “Long-Term Compensation — Performance Shares — Total Shareholder Return Program — 2011 Performance Program” above.

In 2011, the MD&C Committee recommended to the Board, and the Stock Committee awarded the following equity-based long-term incentive awards. Additional detail on these awards is provided in the “Grants of Plan Based Awards Table.”

Name	TSR RSU Grants	Other RSU Grants	Total RSUs	Stock Options
Mr. Farris	28,029	25,059	53,088	61,852
Mr. Plank	8,969	8,018	16,987	19,792
Mr. Eichler	8,969	8,018	16,987	19,792
Mr. Jeppesen	3,604	32,730	36,334	0
Mr. Chambers	3,323	22,971	26,294	7,333
Total	52,894	96,796	149,690	108,769

TAX LEGISLATION RELATED TO COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its three highest compensated officers for the year (other than the principal executive officer or the principal financial officer). The MD&C Committee continues to review the Company’s compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company’s compensation plans, if any, would be appropriate. It is the intention of the MD&C Committee for the Company to receive shareholder approval for all future stock-based compensation plans so that they may qualify for the performance-based compensation exemption.

The Company’s 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program and the 2010 and 2011 TSR Programs), and 2011 Omnibus Equity Compensation Plan (including the 2012 TSR Program) were approved by the Company’s shareholders and grants made under such plans qualify as “performance-based” under the regulations. The Company’s existing annual cash incentive compensation plan, special achievement bonuses, Executive Restricted Stock Plan, and 2000 Stock Option Plan do not meet the requirements of the regulations, as the shareholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company’s goals, which in turn enhances shareholder value. No further grants can be made under the Company’s 1998, 2000 and 2005 Stock Option Plans, Executive Restricted Stock Plan, and 2007 Omnibus Equity Compensation Plan. While the MD&C Committee cannot predict with certainty how the Company’s compensation policies may be further affected by this limitation, it is anticipated that executive compensation paid or accrued pursuant to the Company’s compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

On June 24, 2011, the Internal Revenue Service issued proposed regulations clarifying that performance-based compensation attributable to stock options and stock appreciation rights must specify the maximum number of shares with respect to which options or rights may be granted to each individual employee during a specified period in order to meet the performance-based compensation exemption. These proposed regulations would apply to tax years ending on or after the date final regulations are issued. The Company’s compensation plans currently include this provision.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. The Company amended several of its benefit plans in order for them to be exempt from Section 409A, while the Company continues to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, to meet the requirements of the final regulations.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors of Apache Corporation reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 15, 2012	Members of the Management Development and Compensation Committee

George D. Lawrence, Chairman A. D. Frazier, Jr. John A. Kocur William C. Montgomery

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2011, 2010 and 2009. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers of the Company during 2011.

Name and Principal Position(a)	Year(b)	Salary ($)(c)	Bonus(2) ($)(d)	Stock Awards(3) ($)(e)	Option Awards(3) ($)(f)	Non-Equity Incentive Plan Compensation(4) ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)(h)	All Other Compensation(6) ($)(i)	Total ($)(j)
G. Steven Farris	2011	1,750,000	—	5,731,487	2,610,154	4,750,000	(313,172)	1,114,535	15,643,004
Chairman and Chief Executive Officer	2010	1,750,000	—	9,774,154	3,498,631	3,250,000	30,083	991,561	19,294,429
	2009	1,387,500	—	1,799,590	647,242	2,500,000	670,077	685,104	7,689,513
Roger B. Plank (1)	2011	782,292	—	1,833,939	835,222	900,000	(494,487)	300,467	4,157,433
President and Chief Corporate Officer	2010	634,375	—	3,392,338	833,006	750,000	581,183	297,076	6,487,978
	2009	578,598	—	5,320,580	270,179	525,000	927,705	151,160	7,773,222
Rodney J. Eichler (1)	2011	782,292	—	1,833,939	835,222	900,000	33,802	450,706	4,835,961
President and Chief Operating Officer	2010	634,375	—	3,392,338	833,006	750,000	639,024	623,334	6,872,077
	2009	557,722	—	5,320,580	270,179	525,000	783,529	256,050	7,713,060
Jon A. Jeppesen (7)	2011	560,545	—	4,472,954	—	450,000	60,595	276,527	6,820,621
Executive Vice President, Gulf of Mexico Regions

Thomas P. Chambers (8)	2011	449,034	—	3,002,515	309,453	450,000	(15,281)	135,645	4,331,366
Executive Vice President and Chief Financial Officer	2010	320,661	—	743,727	168,485	250,000	50,516	90,305	1,623,694

(1)	On February 22, 2011, Apache’s Board named Rodney J. Eichler as president and chief operating officer and Roger B. Plank as president and chief corporate officer. Mr. Eichler formerly served as the Company’s co-chief operating officer and president — International and Mr. Plank formerly served as the Company’s president.

(2)	The Named Executive Officers were not entitled to receive payments that would be characterized as bonus payments. See footnote (4) for payments under the Company’s incentive compensation plan.

(3)	Value of stock awards and option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718. The discussion of the assumptions used in calculating these values can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2011. The value of these stock awards and option awards is expensed ratably over the term of the award.

(4)	Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Cash Incentive Bonus” in the Compensation Discussion and Analysis.

(5)	See Non-Qualified Deferred Compensation Table below.

(6)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

(7)	Mr. Jeppesen was not a Named Executive Officer in 2009 or 2010.

(8)	Mr. Chambers was not a Named Executive Officer in 2009.

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first six percent of base pay and incentive bonus. The Money Purchase Retirement Plan provides an annual six percent company contribution into the same investment choices as the 401(k) Savings Plan with the exception of Company stock. Additionally, officers can elect to participate in the Non-Qualified Retirement/Savings Plan to defer beyond the limits in the 401(k) Savings Plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the 401(k) Savings Plan and the Money Purchase Retirement Plan. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under the Company’s Executive Restricted Stock Plan, 2007 Omnibus Equity Compensation Plan, and 2011 Omnibus Equity Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies.

The Board requires G. Steven Farris to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment requires otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Farris, in line with SEC guidance, the following table includes the amounts attributable to each Named Executive Officer’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level (“SIFL”) tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of an annual physical and pays 50 percent of health/fitness club membership dues and the full cost of enhanced long-term disability coverage for executive officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return preparation. These items have been broken out separately in the following table under Foreign Assignment Allowances to reflect the amounts that pertain to Mr. Eichler. Mr. Eichler, as executive vice president — Egypt, resided in Egypt during 2007, 2008, and January to June 2009.

The following table provides a detailed breakdown of the amounts for fiscal years 2011, 2010 and 2009 under “All Other Compensation” in the Summary Compensation Table:

DESCRIPTION	Year	G. Steven Farris		Roger B. Plank		Rodney J. Eichler		Jon A. Jeppesen		Thomas P. Chambers
Company Contributions Retirement Plans	2011	$29,400		$29,400		$29,400		$29,400		$29,400
	2010	$29,400		$29,400		$29,400		n/a		$29,400
	2009	$29,400		$29,400		$29,400		n/a		n/a
Company Contributions Non- Qualified Plan	2011	$570,600		$154,475		$154,475		$73,865		$54,484
	2010	$480,600		$109,725		$109,725		n/a		$25,939
	2009	$197,100		$65,685		$55,392		n/a		n/a
Life Insurance Premiums	2011	$174,932		$32,600		$100,254		$86,474		$20,748
	2010	$155,057		$27,973		$72,199		n/a		$17,702
	2009	$144,670		$22,590		$18,800		n/a		n/a
Reimbursement for Taxes on Life Insurance Premiums	2011	$100,335		$18,698		$70,974		$49,598		$11,900
	2010	$88,935		$16,044		$51,113		n/a		$10,153
	2009	$82,978		$12,957		$13,309		n/a		n/a
Use of Company Property	2011	$4,174	(a)	$—		$—		$—		$—
	2010	$—		$15,955	(b)	$—		n/a		$—
	2009	$12,985	(c)	$12,380	(c)	$2,533		n/a		n/a
Reimbursement for Taxes on Use of Company Property	2011	$—		$—		$—		$—		$—
	2010	$—		$—		$—		n/a		$—
	2009	$—		$—		$34		n/a		n/a
Enhanced Long-Term Disability Coverage and Annual Physicals	2011	$175,094		$40,919		$48,567		$29,411		$19,113
	2010	$147,569		$36,359		$28,370		n/a		$5,726
	2009	$7,971		$6,571		$2,682		n/a		n/a
Reimbursement for Taxes on Annual Physicals	2011	$—		$—		$—		$—		$—
	2010	$—		$1,620		$—		n/a		$—
	2009	$—		$1,577		$—		n/a		n/a
Club Memberships (50%)	2011	$—		$—		$—		$1,179	(d)	$—
	2010	$—		$—		$—		n/a		$1,385	(d)
	2009	$—		$—		$—		n/a		n/a
Dividend Equivalents Paid on Unvested Restricted Stock Units	2011	$60,000		$24,375		$24,375		$6,600		$—
	2010	$90,000		$60,000		$60,000		n/a		$—
	2009	$210,000		$—		$—		n/a		n/a
Foreign Assignment Allowances	2011	$—		$—		$22,661	(e)	$—		$—
	2010	$—		$—		$272,527	(e)	n/a		$—
	2009	$—		$—		$133,900	(e)	n/a		n/a
Total — 2011		$1,114,535		$300,467		$450,706		$276,527		$135,645
Total — 2010		$991,561		$297,076		$623,334		n/a		$90,305
Total — 2009		$685,104		$151,160		$256,050		n/a		n/a

(see footnotes on following page)

(a)	This amount for 2011 is for use of corporate aircraft.

(b)	This amount for 2010 is for use of corporate aircraft related to Company-supported charitable interests.

(c)	These amounts for 2009 are for use of corporate aircraft. For Mr. Farris and Mr. Plank, the amounts include $7,719 and $5,688, respectively, related to Company-supported charitable interests.

(d)	This amount for Mr. Jeppesen is reimbursement of 50 percent of health/fitness center membership. In 2010, Mr. Chambers received taxable reimbursement for 50 percent of his country club membership dues because of his former role as vice president of investor relations. After his promotion to executive vice president and chief financial officer in November 2010, Mr. Chambers was no longer reimbursed for his country club membership.

(e)	This amount for 2011 includes $21,911 for taxes related to foreign assignment and $750 for tax return preparation.

This amount for 2010 includes $272,277 for taxes related to foreign assignment and $250 for housing and utilities.

This amount for 2009 includes $36,466 for relocation allowance and expenses, $31,500 for housing and utilities, $24,877 for taxes related to foreign assignment, $19,500 for location pay, $14,625 for foreign service premium, $6,182 for goods and services allowance, and $750 for tax return preparation.

Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the United States and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the United States. Pursuant to this policy, the Company withheld from Mr. Eichler’s compensation an amount equivalent to the taxes that would have been due had he remained in the United States. Those funds were used to help pay taxes due in the United States and in Egypt during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Eichler’s withholding that were incurred as a result of his foreign assignment.

GRANTS OF PLAN BASED AWARDS TABLE

The table below provides supplemental information relating to the Company’s grants of stock options and restricted stock units during fiscal year 2011 to the Named Executive Officers. There were no stock appreciation rights granted during fiscal year 2011. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(4)(j)	Exercise or Base Price of Option Awards ($/Sh) (5)(k)	Grant Date Fair Value of Stock and Option Awards ($) (3)(6)(l)
		Threshold ($)(c)	Target ($)(1)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(2)(g)	Maximum (#)(h)
G. Steven Farris		—	3,500,000	—	—	—	—	—	—	—	—
	01/07/2011	—	—	—	0	28,029	70,073	—	—	—	2,558,767
	05/04/2011	—	—	—	—	—	—	25,059	—	—	3,172,720
	05/04/2011	—	—	—	—	—	—	—	61,852	126.61	2,610,154
Roger B. Plank		—	860,521	—	—	—	—	—	—	—	—
	01/07/2011	—	—	—	0	8,969	22,423	—	—	—	818,780
	05/04/2011	—	—	—	—	—	—	8,018	—	—	1,015,159
	05/04/2011	—	—	—	—	—	—	—	19,792	126.61	835,222
Rodney J. Eichler		—	860,521	—	—	—	—	—	—	—	—
	01/07/2011	—	—	—	0	8,969	22,423	—	—	—	818,780
	05/04/2011	—	—	—	—	—	—	8,018	—	—	1,015,159
	05/04/2011	—	—	—	—	—	—	—	19,792	126.61	835,222
Jon A. Jeppesen		—	560,545	—	—	—	—	—	—	—	—
	01/07/2011	—	—	—	0	3,604	9,010	—	—	—	329,009
	05/04/2011	—	—	—	—	—	—	32,730	—	—	4,143,945
Thomas P. Chambers		—	449,034	—	—	—	—	—	—	—	—
	01/07/2011	—	—	—	0	3,323	8,308	—	—	—	303,357
	02/09/2011	—	—	—	—	—	—	20,000	—	—	2,323,000
	05/04/2011	—	—	—	—	—	—	2,971	—	—	376,158
	05/04/2011	—	—	—	—	—	—	—	7,333	126.61	309,453

(1)	Reflects estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary for each Named Executive Officer in effect for the 2011 measurement period. The Company’s annual incentive compensation plans do not contain thresholds or maximums. Actual incentive bonus awards granted for 2011 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The target number assumes that the multiple described below is 1.00, while the maximum number assumes a multiple of 2.50. The threshold level shown is 0 because Company performance in the bottom quartile results in no payout.

On November 17, 2010, pursuant to the 2007 Omnibus Equity Compensation Plan, the Company established the 2011 Performance Program Specifications for all professional and management employees (excluding Egyptian nationals and non-exempt support staff and non-supervisory field staff) who are employed on or before December 31, 2010. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive restricted stock units (“RSUs”), the number of which will be determined and for which vesting will begin on December 31, 2013 based on the Company’s total shareholder return (“TSR”) as compared to a peer group of 18 companies. At the conclusion of the three-year performance period, which began on January 1, 2011 and ends on December 31, 2013, the Company’s performance will be directly ranked within the peer group, resulting in the

(footnotes continued on following page)

application of a single multiplier to the target shares to derive the number of shares awarded. The number of RSUs will be based on a target multiple (or percentage) of annual base salary at January 1, 2011 derived from job level as follows:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14-19
Payout Multiple	2.50	2.25	2.00	1.80	1.60	1.40	1.20	1.00	0.90	0.80	0.70	0.60	0.50	0.00

If the Company’s TSR ranks from 1 to 13, vesting will begin on December 31, 2013, with 50 percent of the adjusted number of RSUs vesting immediately, 25 percent vesting as of December 31, 2014, and 25 percent vesting as of December 31, 2015. If the Company ranks from 14 to 19, none of the conditional RSUs will vest. Employees must be employed during the entire performance period and on the date of vesting. Newly eligible employees will enter at the beginning of the next available performance period.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

(3)	This column reflects the number of restricted stock units granted under the terms of the 2007 Omnibus Equity Compensation Plan on May 4, 2011. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, such restricted stock units are generally non-transferable, vest ratably over four years, and no dividends are paid on such units until vested.

(4)	This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2007 Omnibus Equity Compensation Plan. The options granted under the terms of the 2007 Omnibus Equity Compensation Plan are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock. The Company’s stock option plans, including the 2007 Omnibus Equity Compensation Plan, are administered by the Stock Plan Committee of Apache’s Board of Directors.

Options granted under the 2007 Omnibus Equity Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change of control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s Board of Directors.

(5)	The exercise price is the closing price per share of the Company’s common stock on the date of grant, as reported on The New York Exchange, Inc. Composite Transactions Reporting System.

(6)	The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 4, 2011: volatility – 34.47 percent; risk free rate of return – 1.95 percent; dividend yield – 0.47 percent; and expected option life – 5.5 years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides supplemental information relating to the stock-based awards held by the Named Executive Officers at December 31, 2011:

Option Awards							Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested (1)($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
G. Steven Farris	31,750	—		—	56.7300	05/05/2015	100,000	(3)	9,058,000	6,945	(2)	—	(2)
	28,150	—		—	71.8800	05/03/2016	5,450	(5)	493,661	68,900	(7)	6,240,962	(7)
	31,050	—		—	74.1000	05/02/2017	25,059	(12)	2,269,844	28,029	(13)	2,538,867	(13)
	5,450	5,450	(5)	—	82.5500	05/06/2019
	25,634	76,905	(9)	—	99.3000	05/05/2020
	—	61,852	(11)	—	126.6100	05/04/2021
Roger B. Plank	7,700	—		—	56.7300	05/05/2015	1,125	(4)	101,903	4,960	(2)	—	(2)
	6,600	—		—	71.8800	05/03/2016	37,500	(6)	3,396,750	16,400	(7)	1,485,512	(7)
	14,300	—		—	74.1000	05/02/2017	4,550	(5)	412,139	8,969	(13)	812,412	(13)
	6,687	2,230	(4)	—	135.8300	05/07/2018	3,300	(8)	298,914
	4,550	4,550	(5)	—	82.5500	05/06/2019	8,018	(12)	726,270
	6,103	18,311	(9)	—	99.3000	05/05/2020
	—	19,792	(11)	—	126.6100	05/04/2021
Rodney J. Eichler	5,300	—		—	56.7300	05/05/2015	825	(4)	74,729	3,620	(2)	—	(2)
	4,600	—		—	71.8800	05/03/2016	37,500	(6)	3,396,750	16,400	(7)	1,485,512	(7)
	10,100	—		—	74.1000	05/02/2017	4,550	(5)	412,139	8,969	(13)	812,412	(13)
	4,875	1,625	(4)	—	135.8300	05/07/2018	3,300	(8)	298,914
	4,550	4,550	(5)	—	82.5500	05/06/2019	8,018	(12)	726,270
	6,103	18,311	(9)	—	99.3000	05/05/2020
	—	19,792	(11)	—	126.6100	05/04/2021
Jon A. Jeppesen	5,300	—		—	56.730	05/05/2015	800	(4)	72,464	3,520	(2)	—	(2)
	4,600	—		—	71.880	05/03/2016	2,750	(5)	249,095	4,000	(7)	362,320	(7)
	10,100	—		—	74.100	05/02/2017	12,000	(15)	1,086,960	3,604	(13)	326,450	(13)
	4,749	1,584	(4)	—	135.830	05/07/2018	1,500	(8)	135,870
	2,750	2,750	(5)	—	82.550	05/06/2019	2,855	(9)	258,606
	2,354	7,062	(9)	—	99.300	05/05/2020	32,730	(10)	2,964,683
Thomas P. Chambers	900	—		—	74.1000	05/02/2017	550	(4)	49,819	2,460	(2)	—	(2)
	1,656	552	(4)	—	135.8300	05/07/2018	1,600	(5)	144,928	2,100	(7)	190,218	(7)
	800	1,600	(5)	—	82.5500	05/06/2019	767	(8)	69,475	3,323	(13)	300,997	(13)
	1,234	3,704	(9)	—	99.3000	05/05/2020	1,497	(9)	135,598
	—	7,333	(11)	—	126.6100	05/04/2021	20,000	(14)	1,811,600
							2,971	(12)	269,113

(1)	Based on the per share closing price of the Company’s common stock of $90.58 for December 31, 2011.

(2)	Vests only if $216 price threshold attained prior to 12/31/2012; no payout value unless vesting occurs.

(3)	Vests ratably on 1/2/2012 and 1/2/2013.

(4)	Vests ratably on 5/7/2012.

(5)	Vests ratably on 5/6/2012 and 5/6/2013.

(6)	Vests ratably on 2/12/2012, 2/12/2013 and 2/12/2014.

(7)	Amount that vests will be based on the Company’s total shareholder return from 1/1/2010 – 12/31/2012; no payout value unless vesting occurs. Through 12/31/2011, the Company’s total shareholder return rank equals 12 out of 18 for a 0.5 multiple under the 2010 Performance Program.

(8)	Vests ratably on 1/15/2012.

(9)	Vests ratably on 5/5/2012, 5/5/2013 and 5/5/2014.

(10)	Vests ratably on 12/31/2012 and 12/31/2013.

(11)	Vests ratably on 5/4/2012, 5/4/2013, 5/4/2014 and 5/4/2015.

(footnotes continued on following page)

(12)	Vests ratably on 6/1/2012, 5/4/2013, 5/4/2014 and 5/4/2015.

(13)	Amount that vests will be based on the Company’s total shareholder return from 1/1/2011 – 12/31/2013; no payout value unless vesting occurs. Through 12/31/2011, the Company’s total shareholder return rank equals 15 out of 19 for a 0.0 multiple under the 2011 Performance Program.

(14)	Vests ratably on 4/2/2012, 2/9/2013, 2/9/2014, 2/9/2015 and 2/9/2016.

(15)	Vests ratably on 11/19/2012, 11/18/2013 and 11/18/2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of restricted stock units and conditional grants during fiscal year 2011 by each Named Executive Officer:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(1)(d)		Value Realized on Vesting ($)(1)(e)
G. Steven Farris	—	—	58,090	(2)	7,070,750	(2)
Roger B. Plank	—	—	23,175		2,836,142
Rodney J. Eichler	10,406	1,039,577	21,703	(3)	2,650,976	(3)
Jon A. Jeppesen	—	—	11,429		1,322,653
Thomas P. Chambers	—	—	4,489		562,060

(1)	Reflects restricted stock units vested under the terms of the Executive Restricted Stock Plan and 2007 Omnibus Equity Compensation Plan, and conditional grants vested under the terms of the 2005 Share Appreciation Plan.

(2)	On May 8, 2008, G. Steven Farris was granted 250,000 restricted stock units. The closing price of the Company’s common stock on May 8, 2008, was $138.18 per share. On each of July 1, 2009 and January 4, 2010, 50,000 of the restricted stock units vested. On January 3, 2011, 50,000 of the restricted stock units vested, resulting in compensation of $6,051,500. The closing price of the Company’s common stock on January 3, 2011, was $121.03 per share.

The remaining 100,000 restricted stock units vest ratably on the first business day of each of 2012 and 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares will not be eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. Mr. Farris could elect to defer receipt of all or part of the vested shares and was granted dividend equivalent payments on the unvested restricted stock units equivalent to cash dividends on the Company’s common stock.

(3)	For Mr. Eichler, includes compensation of $2,051,723 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 16,875 restricted stock units.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal year 2011 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the Named Executive Officers:

Name (a)		Executive Contributions in Last FY ($)(b)	Registrant Contributions in Last FY ($)(c)	Aggregate Earnings in Last FY ($)(d)		Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f)
G. Steven Farris	(1)	278,000	525,600	(313,172	)(3)	0	4,430,090
	(2)	0	0	0		0	0
Roger B. Plank	(1)	162,521	132,100	(494,487	)(3)	0	4,082,164
	(2)	0	0	0		0	0
Rodney J. Eichler	(1)	931,646	132,100	4,025	(3)	0	6,173,864
	(2)	2,051,723	0	29,777		643,061	4,688,908
Jon A. Jeppesen	(1)	217,687	62,733	58,553	(3)	0	3,098,533
	(2)	0	0	2,042		371,450	105,764
Thomas P. Chambers	(1)	62,855	40,212	(15,281	)(3)	0	470,491
	(2)	0	0	0		0	0

(1)	Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (c) are included in the Summary Compensation Table under All Other Compensation.

(2)	Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above.

(3)	Includes unrealized gains (losses) in the Non-Qualified Retirement/Savings Plan as follows: Mr. Farris — ($331,211); Mr. Plank — ($771,759); Mr. Eichler — ($372,795); Mr. Jeppesen — $21,087; and Mr. Chambers — ($47,016).

EMPLOYMENT CONTRACTS AND TERMINATION OF

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following table for fiscal year 2011, assuming termination had occurred on December 31, 2011.

Name	Retirement or Voluntary Termination	For Cause Termination	Termination without Cause		Change of Control Termination (6)	Death
G. Steven Farris
•Employment Contract (1)	$0	$0	$10,500,000		$10,500,000	$0
•Income Continuance Plan	$0	$0	$0		$13,000,000	N/A
Benefits Continuation
•Health	$0	$0	$63,576		$42,384	$3,532
•Life	$0	$0	$0		$349,990	$0
Unvested & Accelerated
•Restricted Stock Units (2)	$0	$0	$0		$20,601,334	$11,543,334
•Stock Options	$0	$0	$0		$43,764	$43,764

TOTAL	$0	$0	$10,563,576		$44,537,472	$11,590,630
Roger B. Plank
•Income Continuance Plan	$0	$0	$0		$3,364,584	$0
Benefits Continuation
•Health	$0	$0	$0		$42,384	$0
•Life	$0	$0	$0		$65,326	$0
Unvested & Accelerated
•Restricted Stock Units (3)	$0	$0	$0		$7,233,900	$3,837,150
•Stock Options	$0	$0	$0		$36,537	$36,537

TOTAL	$0	$0	$0	(7)	$10,742,731	$3,873,687
Rodney J. Eichler
•Income Continuance Plan	$0	$0	$0		$3,364,584	$0
Benefits Continuation
•Health	$0	$0	$0		$42,384	$0
•Life	$0	$0	$0		$200,634	$0
Unvested & Accelerated
•Restricted Stock Units (3)	$0	$0	$0		$7,206,726	$3,809,976
•Stock Options	$0	$0	$0		$36,537	$36,537

TOTAL	$0	$0	$0	(7)	$10,850,865	$3,846,513
Jon A. Jeppesen
•Income Continuance Plan	$0	$0	$0		$2,021,090	$0
Benefits Continuation
•Health	$0	$0	$0		$42,384	$0
•Life	$0	$0	$0		$173,074	$0
Unvested & Accelerated
•Restricted Stock Units (5)	$0	$0	$0		$5,456,448	$1,404,805
•Stock Options	$0	$0	$0		$22,083	$22,083

TOTAL	$0	$0	$0	(7)	$7,715,079	$1,426,888
Thomas P. Chambers
•Income Continuance Plan	$0	$0	$0		$1,798,068	$0
Benefits Continuation
•Health	$0	$0	$0		$42,384	$0
•Life	$0	$0	$0		$41,622	$0
Unvested & Accelerated
•Restricted Stock Units (4)	$0	$0	$0		$2,971,748	$1,160,148
•Stock Options	$0	$0	$0		$12,848	$12,848

TOTAL	$0	$0	$0	(7)	$4,866,670	$1,172,996

(see footnotes on following page)

(1)	Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which his base salary as of year-end 2011 is $1,750,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris’ employment is terminated without “cause” (as defined in the employment agreement), or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris’ death during the 36-month period, the amounts described above shall be paid to his heirs or estate in addition to continuing individual dependent benefits for 60 days. These rights and obligations would be the same if a termination in either of these circumstances were to follow a change of control. Mr. Farris has agreed not to render service to any of the Company’s competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

(2)	On May 8, 2008, Mr. Farris was granted 250,000 restricted stock units. The restricted stock units vested 50,000 on July 1, 2009, 50,000 on January 4, 2010, and 50,000 on January 3, 2011. The remaining 100,000 restricted stock units vest ratably on the first business day of each of 2012 and 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares will not be eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. If Mr. Farris is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Farris terminates his employment for good reason, then all unvested restricted stock units shall vest and the above restrictions shall lapse.

(3)	On February 12, 2009, Messrs. Roger Plank and Eichler were each granted 62,500 restricted stock units. The restricted stock units vested 12,500 on April 1, 2010, and 12,500 on February 12, 2011. The remaining 37,500 restricted stock units vest ratably on February 12, 2012, February 12, 2013, and February 12, 2014. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 7,500 out of each 12,500 shares will not be eligible for sale by Messrs. Roger Plank and Eichler until such time as they retire or terminate employment with the Company. If Messrs. Roger Plank or Eichler is terminated by the Company without cause and not by reason of becoming disabled or if they terminate employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(4)	On February 9, 2011, Mr. Chambers was granted 20,000 restricted stock units. The restricted stock units will vest 4,000 on April 2, 2012, and the remaining 16,000 restricted stock units vest ratably on February 9, 2013, February 9, 2014, February 9, 2015, and February 9, 2016. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 2,400 out of each 4,000 shares will not be eligible for sale by Mr. Chambers until such time as he retires or otherwise terminates employment with the Company. If Mr. Chambers is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Chambers terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(5)	On November 18, 2009, Mr. Jeppesen was granted 20,000 restricted stock units. The restricted stock units vested 4,000 on December 31, 2010, and 4,000 on November 18, 2011. The remaining 12,000 restricted stock units vest ratably on November 19, 2012, November 18, 2013, and November 18, 2014. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 2,400 out of each 4,000 shares will not be eligible for sale by Mr. Jeppesen until such time as he retires or otherwise terminates employment with the Company. If Mr. Jeppesen is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Jeppesen terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

On May 4, 2011, Mr. Jeppesen was granted 32,730 restricted stock units. The restricted stock units vest 16,365 on December 31, 2012, and the remaining 16,365 vest on December 31, 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, subject to tax withholding. If Mr. Jeppesen is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Jeppesen terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(6)	In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the Named Executive Officers, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change of control” of the Company (as defined in the plan).

(7)	Although there is no written or unwritten contracts, agreements, plans, arrangements, or obligations in place for termination without cause, the Company has, from time to time, paid executive level positions up to two times base salary and benefits continuation for two years. Decisions by the Company to pay termination benefits, and in what amounts, are determined on an individual case basis and not as a matter of policy.

Payments Made Upon Death or Disability

In the event of death for Mr. Farris, Mr. Roger Plank, Mr. Eichler, Mr. Jeppesen, or Mr. Chambers, in addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr., and George D. Lawrence served on the Management Development and Compensation Committee of the Company’s Board of Directors for all of 2011. On November 15, 2011, William C. Montgomery was appointed to the Management Development and Compensation Committee.

Mr. Kocur, a member of the Management Development and Compensation Committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits.

Mr. Lawrence, a member of the Management Development and Compensation Committee since May 1997, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. (“Phoenix”). Mr. Lawrence joined the Company’s Board of Directors in May 1996, in conjunction with the Company’s acquisition of Phoenix by a merger on May 20, 1996, through which Phoenix became a wholly-owned subsidiary of Apache. Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company at full cost.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

The Company’s Board of Directors has adopted a Code of Business Conduct, which was revised in 2011. The Code of Business Conduct prohibits conflicts of interest between any director, officer or employee and the Company. The Code of Business Conduct requires directors, officers and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the committee’s minutes. The Board of Directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the Board’s minutes. The Code of Business Conduct and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

F. H. Merelli, a member of Apache’s Board of Directors until his retirement on November 1, 2011, is executive chairman of the board of Cimarex Energy Co. (“Cimarex”), having been chairman of the board, chief executive officer and president of Cimarex through September 1, 2011. In the ordinary course of business, Cimarex paid to Apache during 2011 approximately $17,007,000 for Cimarex’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Cimarex owns interests and of which Apache is the operator. Cimarex was paid approximately $14,072,000 directly by Apache or related entities for its proportionate share of revenues from wells in which Cimarex owns an interest and of which Apache is the operator. Apache paid to Cimarex approximately $680,000 during 2011 for Apache’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Apache owns interests and Cimarex is the operator. Apache was paid approximately $3,471,000 directly by Cimarex for its proportionate share of revenues from wells in which Apache owns an interest and of which Cimarex is operator. These transactions were not material to Apache or Cimarex.

RATIFICATION OF INDEPENDENT AUDITORS

(ITEM NO. 5 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the Company’s financial statements for 2012. We are asking the shareholders to ratify that appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2012.

INDEPENDENT AUDITORS

Policy for Approval of Audit, Audit-Related and Permitted Non-Audit Services

All audit, audit-related, and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax services, and permissible non-audit services. The policy authorizes the Audit Committee to delegate its pre-approval authority to one or more of its members.

Auditor Fees and Services

Ernst & Young served as the Company’s independent auditors for the fiscal year 2011. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache’s business.

Ernst & Young’s audit report on Apache’s consolidated financial statements as of and for the fiscal year ended December 31, 2011, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope; however, it was modified for the adoption of new accounting principles.

During Apache’s most recent fiscal year ended December 31, 2011, and through the filing date of this proxy statement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with their report. During this period, there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

During 2011 and 2010, Ernst & Young provided various services to Apache. The aggregate fees for each of the following types of services are set forth below:

Description	Amounts (in thousands)
	2011	2010
Audit Fees (1)	$5,382	$5,813
Audit-Related Fees (2)	$299	$496
Tax Fees (3)	$1,505	$478
All Other Fees (4)	$138	$118

(see footnotes on following page)

(1)	Audit Fees include fees related to the following services: the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal controls, and consultations relating to the audit or quarterly reviews.

(2)	Audit-Related Fees include fees related to assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services”, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal controls, reporting requirements.

(3)	Tax Fees include fees related to the following services: tax return preparation assistance, tax planning, tax-related and structuring-related consultation, and tax-related acquisition due diligence.

(4)	All Other Fees include fees for products and services other than those in the three categories above.

The Audit Committee of the Company’s Board of Directors reviews summaries of the services provided by Ernst & Young and the related fees. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

(ITEM NO. 6 ON PROXY CARD)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote, on an advisory (nonbinding) basis, to approve the compensation of our Named Executive Officers (commonly known as “say on pay”), as disclosed in this proxy statement in accordance with the SEC’s rules. At last year’s annual meeting, we held a say on pay vote and over 94 percent of shareholder votes cast were in favor of our executive compensation programs. Additionally, at last year’s annual meeting, as recommended by our board of directors, a majority of our shareholders supported an annual vote on our executive compensation program and, in response, we determined to hold an annual vote on the matter.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis,” and the compensation tables that follow, beginning on page 30 of this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our Named Executive Officers.

The MD&C Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its continual review process, the MD&C Committee believes that Apache’s compensation programs are structured in the best manner possible for our Company and its business objectives:

•	Our compensation programs contain both a short-term and a long-term component. Our long-term compensation generally vests over four years encouraging our executives to maintain a long-term focus.

•	Our TSR program ties the compensation of our executives to the success of our company. If the value we deliver to our shareholders declines, so does the compensation received by our executives.

•	We closely monitor the compensation programs and pay levels of executives at our peer companies to ensure that our compensation programs are within the range of market practices.

•	We have stock ownership requirements that encourage a long-term focus by our executives and more closely align the interests of our executives with the Company’s shareholders.

•	Our change in control severance plans are “double trigger” plans, which pay out only upon both a change of control and termination of employment.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote FOR this item on their proxy card.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board of Directors. Our Board of Directors and our MD&C Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s bylaws.

In order for such proposal to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s corporate secretary (at the address below) not less than 120 days prior to the meeting, which is expected to be held in May 2013. Nominations of persons for election to the Board of Directors at the 2013 annual meeting likewise must be given in writing, comply with the Company’s bylaws, and be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2013.

In addition to the foregoing, should a shareholder wish to have a proposal appear in the Company’s proxy statement for next year’s annual meeting, under the regulations of the SEC, such proposal must be received by the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 on or before December 4, 2012.

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Apache shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You can also request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year, and you would like to have additional copies of proxy materials mailed to you or if you would like to opt out of householding for future mailings, please send your written request to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding/Apache Corporation, P. O. Box 64854, St. Paul, MN 55164-0854, or call (651) 450-4104.

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail or telephone, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $13,000 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper

Corporate Secretary

NOTE: Shareholders are requested to promptly vote their shares using one of the methods explained on pages 2 and 3 of this proxy statement.

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

MAY 24, 2012

AND PROXY STATEMENT

APACHE CORPORATION

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Printed on recycled paper

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